As filed with the Securities Exchange Commission on June 19, 2014

File No. 333-196462

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PROFIRE ENERGY, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	3822 (Primary Standard Industrial Classification Code Number)	20-0019425 (I.R.S. Employer Identification No.)

321 South 1250 West, Suite 1
Lindon, Utah 84042
(801) 796-5127
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_____________

Brenton W. Hatch, Chief Executive Officer
Profire Energy, Inc.
321 South 1250 West, Suite 1
Lindon, Utah 84042
(801) 796-5127
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Samuel P. Gardiner and David F. Marx	Mitchell S. Nussbaum, Esq. and Angela M. Dowd, Esq.
Dorsey & Whitney LLP	Loeb & Loeb LLP
136 South Main Street, Suite 1000	345 Park Avenue
Salt Lake City, Utah 84101-1685	New York, NY 10154
Telephone: (801) 933-7360	Telephone: (212) 407-4000
Facsimile: (801) 933-7373	Facsimile: (212) 407-4990
______________

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered(1)(3)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(5)

Common Stock, $0.001 par value per share	5,175,000	$28,875,000	$3,332.70
Common Stock, $0.001 par value per share (4)	51,750	$258,750	$33.33
Total	5,226,750	$26,133,750	$3,366.03

(1)	Includes shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)
Pursuant to Rule 416 of the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock and may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions

(4)
Represents common stock to be issued to the underwriters as partial compensation in an amount equal to 1% of the shares of common stock sold in this offering, including shares of common stock that may be sold upon the exercise of the underwriters’ over-allotment option.

(5)	Of the total registration fee of $3,366.03, $2,244.02 has previously been paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion:  Dated June 19, 2014

__________________________

PROFIRE ENERGY, INC.

4,500,000 SHARES OF COMMON STOCK

__________________________

We are offering 4,500,000 shares of our common stock, par value $0.001 per share, pursuant to this prospectus.

Our common stock is traded on The NASDAQ Capital Market under the trading symbol “PFIE.”  On June 17, 2014, the closing price of our common stock was $5.03 per share.

__________________________

The shares of common stock offered or sold under this prospectus involve a high degree of risk.  You should carefully consider the risk factors beginning on page 5 of this prospectus before purchasing any of the shares of common stock offered under this prospectus.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions(1) (2)	$	$
Proceeds, before expenses, to Profire Energy , Inc.	$	$

(1)	The underwriting discounts and commissions shall equal 7% of the gross proceeds of this offering. This payment will be paid as 6% in cash and 1% in shares of our common stock.

(2)	The underwriters will receive compensation in addition to the underwriting discount described above. See “Underwriting” for a description of compensation payable to the underwriters.

The selling stockholders have granted the underwriters an option to purchase up to an additional 675,000 shares of our common stock at the public offering price, less the underwriting discounts and commissions, within 45 days from the date of this prospectus, to cover over-allotments of the shares, if any.  The underwriters agreed to purchase the over-allotment shares from the selling stockholders identified in this prospectus.  We will not receive any proceeds from the sale of the shares, if any, by the selling stockholders.  If the underwriters exercise this option in full, the total underwriting discounts and commissions with respect to the over-allotment will be $                  , which amount will be payable by the selling stockholders, and total proceeds, before expenses, to the selling stockholders will be $                   .

We expect to deliver the shares of common stock against payment in New York, New York on or about              , 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

__________________________

Joint Book Running Managers

Maxim Group LLC	Chardan Capital Markets, LLC

The date of this prospectus is              , 2014

You should rely only on the information contained in this prospectus and in any free writing prospectus filed with the Securities and Exchange Commission.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.  Our business, financial condition, results of operations and prospects may have changed since that date.

As used in this prospectus, “Profire” is a trademark of our Company in the United States and other countries.  All other brand or product names are or may be trademarks of, and are used to identify the products and services of, their respective owners.  Unless the context otherwise requires, when used herein, the “Company,” “Profire,” “us,” “we,” “ours,” and similar terms refer to Profire Energy, Inc. and our operating subsidiary.

i

PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before investing in our common stock.  You should read the entire prospectus, including the risks discussed under the caption “Risk Factors” and our consolidated financial statements and the related notes included elsewhere in this prospectus, for important information regarding our company and our common stock before making the decision to invest.

Overview

We were originally incorporated in the State of Nevada on May 5, 2003.  Since October 2008, we have been engaged in the business of developing combustion management technologies for the oil and gas industry.

Principal Products and Services

We design, assemble, install, service, and sell oilfield combustion management technologies and related products such as fuel train components, secondary airplates, and valve actuators.  Our products and services aid oil and natural gas producers in the safe and efficient transportation, refinement, and production of oil and natural gas.  Our primary products are burner management systems, as described below.

In the oil and natural gas industry there are numerous demands for heat generation and control.  Oilfield vessels of all kinds, including line-heaters, dehydrators, separators, treaters, amine reboilers, and free-water knockout systems, require sources of heat to satisfy their various functions, which heat is provided by a burner flame inside the vessel.  A burner flame is integral to the proper function of the oilfield vessel because the vessels use the flame’s heat to help separate, store, transport and purify oil and gas (or even water).  The viscosity of the oil and gas is critical to a number of oilfield processes, and is directly affected by the heat provided by the burner flame inside the vessel.

Our products help monitor and manage this burner flame, reducing the need for employee interaction with the burner, such as for re-ignition or temperature monitoring.  As a result, oil and gas producers achieve greater operational efficiencies, increased safety, and improved compliance.  We believe there is a growing trend in the oil and gas industry toward process automation, and burner management automation fits squarely within this trend.  Also, there is an increasing need for skilled combustion technicians.  In addition to selling products, we train and dispatch combustion technicians to address this industry need in both Canada and throughout the continental United States.

Before we began designing and selling burner management products, our primary focus was on providing installation and maintenance services for the products and systems of other manufacturers.  After providing installation and maintenance services for several years, we decided to pursue the development of burner management technologies for the oil and gas industry, and we began work on a proprietary burner management system to monitor and manage the burner flames used in oilfield vessels.  Our principal objectives in developing our proprietary burner management system were to:

•	provide a safe, efficient and code-compliant method to monitor and/or manage burner flames in the industry; and

•	ensure the system could be easily controlled by oilfield operators.

With these objectives in mind, we initially developed the PF1100 burner management system in 2005. During our fourth fiscal quarter 2011, we introduced the PF2100 burner management system.  The PF2100 offered increased expandability, remote access and data logging features compared to the PF1100 model.  The PF2100 system has proven more versatile and capable than the PF1100, and allows the end-user to more easily manage a wider variety of combustion vessels.  It also complies with Canadian Standards Association (“CSA”) and Underwriters Laboratories (“UL”) ratings.  While we still support our Profire 1100 system, we no longer sell it.

During our second fiscal quarter of 2013, we released the PF1300.  The PF1300 is a new flare-ignition system that provides fundamental ignition capabilities for combustor and open-flare vessels, and can relay flame-status.

In May 2013, we expanded our product line, announcing the PF1800.  The PF1800 is a mid-range burner management system option that provides fundamental burner management functionality, such as burner re-ignition and temperature management.  As a simplified burner management system, we do not expect the PF1800 to become a flagship product but rather to fill a void in the industry’s burner management needs.  The PF1800 became available for sale in June 2013.

Our systems have become widely used in Western Canada, and well-received in the United States market, with sales to such companies as Chesapeake, Anadarko, Exxon-Mobil, Shell, ConocoPhillips, Devon Energy, Petro-Canada, Encana and others, often delivered by one of our distributors, such as Cameron.  Our systems have also been sold and installed in other parts of the world, including France, Italy, England, Russia, the Middle East, Australia, China, and Brazil.

We believe our burner management systems and flare-ignition system offer certain advantages to other burner management systems on the market including that they:

•	meet or exceed all current relevant codes and standards, while many competing products are not certified to industry codes;

•	are easily installed with clearly marked component I/O;

•	have easily accessible and removable terminal connections;

•	rapidly shut down on flame-out;

•	use DC voltage spark ignition;

•	accommodate solar panel or thermoelectric generator applications with a low-power design;

•	enable auto-relight or manual operation; and

•	include transient protected fail-safe circuits.

In addition to the PF2100 and PF1800 burner management systems and our PF1300 flare-ignition system, we design other technologies and products for sale, including:

•	specialized burner management systems intended for use in specific firetube vessels (e.g., incinerators);

•	valve train products, including valves, valve actuators, gauges, and installation products; and

•	miscellaneous components such as:

	o	solar-power generation kits;

	o	add-on cards to expand the functionality of a given system; and

	o	a proprietary airplate that meters secondary airflow to the burner, allowing for more optimized combustion and reduced emissions.

We continually assess market needs and look for opportunities to provide quality solutions to the oil and gas producing companies we serve.  Upon identifying a potential market need, we begin researching the market and developing products that might have feasibility for future sale.

Recent Developments

On November 12, 2013, we entered into a purchase agreement with various institutional and individual accredited investors to raise gross proceeds of approximately $4.7 million in a private placement of 2,172,405 shares of our common stock at a per share price of $2.18 (the “Private Placement”). On November 18, 2013, we completed the Private Placement. We received net proceeds of approximately $4.2 million from the Private Placement, after paying placement agent fees and offering expenses, which net proceeds we have been using to fund our growth initiatives and for general working capital purposes.

We have recently completed the first of two expansion phases of our Utah facilities. The first phase entailed the creation of  additional office spaces for new and anticipated sales, management, and administrative personnel, and was completed in early March 2014. The second phase, which entails the renovation of our warehouse bays to more efficiently receive, assemble, store, and ship product, began in March 2014.  The second phase entails merging the existing bays, which are currently separated by walls, and installing inventory-management technologies to help expedite handling of product and to provide enhanced supply chain insight for management. We also plan to have dedicated areas for quality-assurance testing, fabrication, assembly, and employee-training. We expect the second phase to be completed by fall of 2014.

In April 2014 we began selling a new proprietary valve-actuator, the VM80, to compete with the industry's leading valve actuators that control fuel gas in many of the oil and gas industry's firetube vessels.  The actuator—which is electrically controlled—sits atop a valve, and serves as a valve's controlling component. Our new actuator is designed to work seamlessly with our burner management systems, and is expected to be more competitively priced than many of the industry's electronic valves.

We opened a new service center in Victoria, Texas, and have upgraded our Tioga, Pennsylvania satellite office to a service center. The expansion is expected to accommodate the Company's growing service and sales teams, support growing product-sales, and help test a new recurring-revenue service model. Supporting product sales remains the service team’s first priority.

Corporate Information

Our principal executive offices are located at 321 South 1250 West, Suite 1, Lindon, Utah 84042.  Our telephone number at that location is (801) 796-5127.

The Offering

Common stock offered by us	4,500,000 shares

Common stock outstanding prior to this offering (1) (2)	48,041,563 shares

Common stock to be outstanding after this offering (3)	52,586,563 shares

Over-allotment option	The underwriters have a 45-day option to purchase up to 675,000 shares of common stock from the selling stockholders at the public offering price solely to cover over-allotment, if any.

Use of proceeds
We expect to use the proceeds from this offering for expansion of our sales and service team, and for other working capital purposes.  We may also use a portion of the net proceeds to fund possible investments in, or acquisitions of, complementary businesses, solutions or technologies.

NASDAQ Capital Market symbol for our Common Stock	PFIE

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of the factors you should consider carefully before deciding to invest in shares of our common stock

(1) Based on 48,041,563 shares outstanding on June 17, 2014.

(2) Excludes the following:

•	3,218,615 shares of common stock issuable upon exercise of options outstanding as of June 17, 2014 at a weighted average exercise price of $1.35 per share; and

•	682,100 shares of common stock reserved for further issuance under the Profire Energy, Inc. 2010 Equity Incentive Plan (the “2010 Plan”).

(3) Includes shares of common stock to be issued to the underwriters as partial compensation in connection with this offering.

Unless otherwise indicated, all information in this prospectus assumes the underwriters will not exercise their over-allotment option to purchase up to 675,000 additional shares of common stock from the selling stockholders.

Summary Financial Data

The following tables set forth a summary of the historical financial data of Profire as of, and for the period ended on, the dates indicated. The statements of operations data for the years ended March 31, 2013 and 2012 and the balance sheet data as of March 31, 2013 and 2012 are derived from Profire’s audited financial statements included elsewhere in this prospectus. The statement of operations data for the nine months ended December 31, 2013 and 2012 and balance sheet data as of December 31, 2013 have been derived from our unaudited financial statements appearing elsewhere in this prospectus. You should read this data together with Profire’s audited financial statements and related notes appearing elsewhere in this prospectus and the information under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of our future results, and results for the nine months ended December 31, 2013 are not necessarily indicative of results to be expected for the full year ending March 31, 2014.

	Years Ended March 31		Nine Months Ended December 31
	2013	2012	2013	2012
Statement of Operations Data:			(unaudited)

Revenues	$16,887,267	$15,925,213	$26,054,873	$11,597,927
Cost of sales	8,077,997	6,887,869	11,088,163	5,026,511
Gross profit	8,809,270	9,037,344	14,966,710	6,571,416
Operating expenses	6,663,843	4,669,727	7,385,493	227,604
Income from operations	2,145,427	4,367,617	7,581,217	1,213,600
Other income	18,133	(16,395)	3,461	8,218
Net income before income taxes	2,163,560	4,351,222	7,584,678	1,221,818
Income tax expense	730,905	1,163,451	2,714,839	337,222
Net income	1,432,655	3,187,771	4,869,839	884,596
Comprehensive income	1,319,423	3,038,265	4,491,022	654,744
Basic earnings (loss) per share	0.03	0.07	0.11	0.02
Fully diluted earnings (loss) per share	0.03	0.07	0.11	0.02
Basic weighted average number of shares outstanding	45,109,767	45,000,000	45,705,105	45,088,400
Fully diluted weighted average number of shares outstanding	45,371,956	45,218,238	46,118,077	45,357,724
Balance Sheet Data (as of end of period):
Total assets	$12,385,873	$10,125,758	$23,767,322	$11,786,815
Total liabilities	1,923,226	1,494,182	3,484,285	2,143,097
Total stockholders' equity	10,462,647	8,631,576	20,283,037	9,643,718
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$(370,592)	$1,604,135	$1,335,935	$308,915
Investing activities	(536,852)	(1,487,628)	(620,147)	(474,381)
Financing activities	-	-	4,451,487	-

RISK FACTORS

An investment in our common stock involves significant risks.  You should read and analyze these risk factors carefully before deciding whether to invest in our company.  The following is a description of what we consider our key challenges and risks.

Risks Relating to our Business

Changes in the level of capital-spending by our customers could materially and adversely impact our business and financial condition.

Our principal customers are oil and natural gas exploration and production companies.  Our results of operations and financial condition depend on the level of capital spending by our customers.  The energy industry’s level of capital spending is tied to the prevailing commodity prices of natural gas and crude oil.  Low commodity prices have the potential to reduce the amount of crude oil and natural gas that our customers can economically produce and volatility in commodity prices may make our customers reluctant to invest in oilfields where our products would be required.  Although our products enhance the efficiency of producing wells, we believe a prolonged or substantial downturn in market price would lead to reductions or delays in the capital spending of our clients and therefore in the demand for our products and services, which could materially and adversely impact our results of operations, financial condition and cash flow.

Our business depends on spending by the oil and gas industry; this spending and our business may be materially and adversely affected by industry conditions that are beyond our control.

We depend on our customers’ willingness to make operating and capital expenditures to transport, refine and produce oil and natural gas. Industry conditions are influenced by numerous factors over which we have no control, such as:

•	the level of oil and gas production;

•	the demand for oil and gas related products;

•	domestic and worldwide economic conditions;

•	political instability in the Middle East and other oil producing regions;

•	the actions of the Organization of Petroleum Exporting Countries;

•	the price of foreign imports of oil and gas, including liquefied natural gas;

•	natural disasters or weather conditions, such as hurricanes;

•	technological advances affecting energy consumption;

•	the level of oil and gas inventories;

•	the cost of producing oil and gas;

•	the price and availability of alternative fuels;

•	merger and divestiture activity among oil and gas producers; and

•	governmental regulations.

The volatility of the oil and gas industry and the consequent impact on the transportation, refinement and production of oil and natural gas could cause a decline in the demand for our products and services, which could have a material adverse effect on our business.

Our assets and operations, as well as the assets and operations of our customers, could be adversely affected by weather and other natural phenomena.

Our assets and operations could be adversely affected by natural phenomena, such as tornados, earthquakes, wildfire, and landslides.  A significant disruption in our operations or the operations of our customers due to weather or other natural phenomena could adversely affect our business and financial condition.

The attractive nature of the oilfield services industry could lead to an increase of direct competitors.

The oilfield services industry is highly competitive.  As our segment within the oil and gas exploration and production industry grows and matures we expect additional companies will seek to enter this market.  New entrants to our industry may be more highly capitalized, more experienced, better recognized or better situated to take advantage of market opportunities. Any failure by us to compete against current and future competitors could have a material adverse effect on our business, financial condition and results of operations.

Changes to governmental regulation of the oil and gas industry could materially and adversely affect our business.

If the laws and regulations governing oil and natural gas exploration and production were to become less stringent, we could experience a significant decline in the demand for our products, which we would expect would materially and adversely impact our results of operations and financial condition. These regulations are subject to change and new regulations may curtail or eliminate customer activities in certain areas where we currently operate.  We cannot determine the extent to which new legislation may impact customer activity levels, and ultimately, the demand for our products and services.

Further, our operations are affected by local, provincial, state, federal and foreign laws and other regulations relating to gas and electric safety standards and the oil and gas industry, as well as laws and regulations relating to worker safety and potentially environmental protection.  We cannot predict the level of enforcement of existing laws and regulations, how such existing laws and regulations may be interpreted by enforcement agencies or court rulings, whether additional laws and regulations will be adopted, or the effect such changes may have on us, our business or financial condition.

Failure to comply with applicable environmental and other laws and regulations could adversely affect our business and harm our results of operations.

We use hazardous materials in our research and development and manufacturing processes, and, as a result, are subject to federal, state, local and foreign regulations governing the use, storage, handling and disposal of these materials and hazardous waste products that we generate. Although we believe that our procedures for using, handling, storing and disposing of hazardous materials comply with legally prescribed standards, we cannot completely eliminate the risk of contamination or injury resulting from hazardous materials and we may incur liability as a result of any such contamination or injury. In the event of an accident, including a discharge of hazardous materials into the environment, we could be held liable for damages or penalized with fines, and the liability could exceed our insurance and other resources. We have also incurred and may continue to incur expenses related to compliance with environmental laws. Such future expenses or liability could have a significant negative impact on our business, financial condition and results of operations. Further, we cannot assure you that the cost of complying with these laws and regulations will not materially increase in the future.

We are also subject to various other federal, state, local and foreign laws and regulations. Failure to comply with applicable laws and regulations, including new or revised safety or environmental standards, could give rise to significant liability and require us to incur substantial expenses and could materially harm our results of operations.

Our international operations involve additional risks not associated with our domestic operations.

We intend to continue our expansion into international oil and gas producing areas. The effect on our international operations from the risks we describe will not be the same in all countries and jurisdictions. The specific risks associated with our operations outside of the United States include risks of:

•	multiple, conflicting, and changing laws and regulations, export and import restrictions, and employment laws;

•	regulatory requirements, and other government approvals, permits, and licenses;

•	potentially adverse tax consequences;

•	political and economic instability, including wars and acts of terrorism, political unrest, boycotts, curtailments of trade and sanctions, and other business restrictions;

•	expropriation, confiscation or nationalization of assets;

•	renegotiation or nullification of existing contracts;

•	difficulties and costs in recruiting and retaining individuals skilled in international business operations;

•	foreign exchange restrictions;

•	foreign currency fluctuations;

•	foreign taxation;

•	the inability to repatriate earnings or capital;

•	changing foreign and domestic monetary policies;

•	regional economic downturns; and

•
foreign governmental regulations favoring or requiring the awarding of contracts to local contractors or requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction that may harm our ability to compete.

Sanctions by the U.S. government against certain companies and individuals in Russia and Ukraine may hinder our ability to conduct business with potential or existing customers in these countries.

We currently derive a portion (less than 1% in the year ended March 31, 2013) of our revenue from Russia.  The continuation or escalation of the current geopolitical instability in Russia and Ukraine could negatively impact our operations, sales, and future growth prospects in that region.  Recently, the U.S. government imposed sanctions through several executive orders restricting U.S. companies from conducting business with specified Russian and Ukrainian individuals and companies. The sanctions imposed by the U.S. government may be expanded in the future to restrict us from engaging with existing and potential customers. If we are unable to conduct business with new or existing customers or pursue opportunities in Russia or Ukraine, our business, including revenue, profitability and cash flows, could be adversely affected.

Our business has potential liability for litigation, personal injury and property damage claims assessments.

Most of our products are used in hazardous production applications and involve exposure to inherent risks, including explosions and fires, where an accident or a failure of a product could result in liability for personal injury, loss of life, property damage, pollution or other environmental hazards or loss of production.  Litigation may arise from a catastrophic occurrence at a location where our equipment and services are used.  This litigation could result in large claims for damages, including consequential damages, and could impair the market’s acceptance of our products.  The frequency and severity of such incidents could affect our operating costs, insurability and relationships with customers, employees and regulators.  These occurrences could have an adverse effect on us.

Our business may be subject to product liability claims or product recalls, which could be expensive and could result in a diversion of management’s attention.

The oil industry experiences significant product liability claims. As an installer and servicer of oilfield combustion management technologies and related products, we face an inherent business risk of exposure to product liability claims in the event that our products, or the equipment into which our products are incorporated, malfunction and result in personal injury or death. We may be named in product liability claims even if there is no evidence that our technology or products caused the accidents. Product liability claims could result in significant losses as a result of expenses incurred in defending claims or the award of damages.  In addition, we may be required to participate in recalls involving our products if any of our products prove to be defective, or we may voluntarily initiate a recall or make payments related to such claims as a result of various industry or business practices or the need to maintain good customer relationships.  We cannot assure you that our product liability insurance will be sufficient to cover all product liability claims, that such claims will not exceed our insurance coverage limits or that such insurance will continue to be available on commercially reasonable terms, if at all. Any product liability claim brought against us could have a material adverse effect on our reputation and business.

Uninsured or underinsured claims or litigation or an increase in our insurance premiums could adversely impact our results of operations.

Although we maintain insurance protection for certain risks in our business and operations, we are not fully insured against all possible risks, nor are all such risks insurable. It is possible an unexpected judgment could be rendered against us in cases in which we could be uninsured or underinsured and beyond the amounts we currently have reserved or anticipate incurring. Significant increases in the cost of insurance and more restrictive coverage may have an adverse impact on our results of operations. In addition, we may not be able to maintain adequate insurance in the future at rates we consider reasonable or that our insurance coverage will be adequate to cover future claims and assessments that may arise.

Liability to customers under warranties may materially and adversely affect our earnings.

We provide warranties as to the proper operation and conformance to specifications of the products we sell. Failure of our products to operate properly or to meet specifications may increase our costs by requiring additional engineering resources and services, replacement of parts and equipment or monetary reimbursement to a customer. We have in the past received warranty claims, and we expect to continue to receive them in the future. To the extent that we incur substantial warranty claims in any period, our reputation, our ability to obtain future business and our earnings could be adversely affected.

Some of our products use equipment and materials that are available from a limited number of suppliers.

We purchase equipment provided by a limited number of manufacturers who specialize in combustion burner equipment.  During periods of high demand, these manufacturers may not be able to meet our requests for timely delivery, resulting in delayed deliveries of equipment and higher prices for equipment.  There are a limited number of suppliers for certain materials used in burner management systems, our largest product line.  Although these materials are generally available, supply disruptions can occur due to factors beyond our control.  Such disruptions, delayed deliveries, and higher prices could limit our ability to provide services or increase the costs of providing services, thus reducing revenues and profits.

Dependence on contract manufacturing and outsourcing other portions of our supply chain may adversely affect our ability to bring products to market and damage our reputation.

As part of our efforts to streamline operations and to cut costs, we outsource our manufacturing processes and other functions and continue to evaluate additional outsourcing.  If our contract manufacturers or other outsourcers fail to perform their obligations in a timely manner or at satisfactory quality levels, our ability to bring products to market and our reputation could suffer.  For example, during a market upturn, our contract manufacturers may be unable to meet our demand requirements, which may preclude us from fulfilling our customers’ orders on a timely basis.  The ability of these manufacturers to perform is largely outside of our control.  Additionally, changing or replacing our contract manufacturers or other outsourcers could cause disruptions or delays.

Historically, we have been dependent on a few major customers for a significant portion of our revenue and our revenue could decline if we are unable to maintain those relationships, if customers reduce their orders for their products, or if we are unable to secure new customers.

Historically, we have derived a significant portion of our revenue from a limited number of customers. For the years ended March 31, 2013 and 2012, sales to our largest four customers accounted for approximately 37% and 52%, respectively, of our revenue. While we continually seek to broaden our customer base, it is likely that for the foreseeable future we will remain dependent on these customers to supply a substantial portion of our revenue.  Relationships with our customers are based on purchase orders rather than long-term formal supply agreements and customers can discontinue or materially reduce orders without warning or penalty.  Demand for our products is tied directly to the health of the oil industry. Accordingly, factors that affect the oil industry have a direct effect on our business, including factors outside of our control, such as sales slowdowns due to economic concerns, or as a result of natural disasters. The loss of one or more of our significant customers, or reduced demand from one or more of our significant customers, would result in an adverse effect on our revenue, our profitability, and our ability to continue our business operations.

We are exposed to risks of delay, cancellation, and nonpayment by customers in the ordinary course of our business activities.

We are exposed to risks of loss in the event of delay, cancellation, and nonpayment by our customers. Our customers are subject to their own operating and regulatory risks and may be highly leveraged.  We may experience financial losses in our dealings with other parties.  Any delay and any increases in the cancellation of contracts or nonpayment by our customers and/or counterparties could adversely affect our results of operations and financial condition.

Our operating results for certain components of our business may fluctuate on a seasonal basis.

Revenues from the sale of our products can fluctuate depending on the season.  The demand for oil, natural gas and other fuels peak during the winter months.  Since oil and natural gas producers make up our customer base, the demand for our products could fluctuate seasonally with the demand for oil and natural gas. Demand for natural gas and other fuels could vary significantly from our expectations depending on the location of our customers.

Our ability to successfully commercialize our technology and products may be materially adversely affected if we are unable to obtain and maintain effective intellectual property rights for our technologies and planned products, or if the scope of the intellectual property protection is not sufficiently broad.

Our success depends in part on our ability to obtain and maintain patent and other intellectual property protection in the U.S. with respect to our proprietary technology and products.   In recent years patent rights have been the subject of significant litigation.  As a result, the issuance, scope, validity, enforceability and commercial value of the patent rights is highly uncertain. Pending and future patent applications may not result in patents being issued which protect our technology or products or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the U.S. may diminish the value of patents or narrow the scope of patent protection.  Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the U.S. and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we were the first to make the inventions claimed in our patents or pending patent applications, or that we or were the first to file for patent protection of such inventions.

Even if the patent applications we rely on issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner. The issuance of a patent is not conclusive as to its scope, validity or enforceability, and patents may be challenged in the courts or patent offices in the U.S. and abroad. Such challenges may result in patent claims being narrowed, invalidated or held unenforceable, which could limit our ability to stop or prevent us from stopping others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products.  As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours or otherwise provide us with a competitive advantage.

While we are not currently engaged in any material intellectual property litigation, in the future we may commence lawsuits against others if we believe they have infringed our rights.  We cannot assure you that we would be successful in any such litigation.  Our involvement in any intellectual property litigation could require the expenditure of substantial time and other resources, may adversely affect the development of sales of our products or intellectual property, may divert the efforts of our technical and management personnel, and could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to protect or enforce our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on all of our planned products throughout the world would be prohibitively expensive to us. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection but where enforcement is not as strong as in the U.S.  These products may compete with our products in jurisdictions where we do not have any issued patents and our intellectual property rights may not be effective or sufficient to prevent them from so competing. Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries may not favor the enforcement of patents and other intellectual property protection, which could make it difficult for us to stop the infringement of any patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce any patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

If we are unable to protect the confidentiality of our trade secrets, the value of our technology could be materially adversely affected, harming our business and competitive position.

Some of our proprietary intellectual property is not protected by any patent, copyright or patent or copyright applications, and, despite our precautions, it may be possible for third parties to obtain and use such intellectual property without authorization.  We rely upon confidential proprietary information, including trade secrets, unpatented know-how, technology, software, and other proprietary information, to develop and maintain our competitive position. Any disclosure to or misappropriation by third parties of our confidential proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, thus eroding our competitive position in the market. We seek to protect our confidential proprietary information, in part, by confidentiality agreements with our employees and our collaborators and consultants. We also have agreements with our employees and selected consultants that obligate them to assign their inventions to us. These agreements are designed to protect our proprietary information, however, we cannot be certain that our trade secrets and other confidential information will not be disclosed or that competitors will not otherwise gain access to our trade secrets, or that technology relevant to our business will not be independently developed by a person that is not a party to such an agreement. Furthermore, if the employees, consultants or collaborators that are parties to these agreements breach or violate the terms of these agreements, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets through such breaches or violations. Further, our trade secrets could be disclosed, misappropriated or otherwise become known or be independently discovered by our competitors. In addition, intellectual property laws in foreign countries may not protect trade secrets and confidential information to the same extent as the laws of the U.S. If we are unable to prevent disclosure of the intellectual property related to our technologies to third parties, we may not be able to establish or maintain a competitive advantage in our market, which would harm our ability to protect our rights and have a material adverse effect on our business.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.

Our commercial success depends upon our ability and the ability of our distributors, contract manufacturers, and suppliers to manufacture, market, and sell our products, and to use our proprietary technologies without infringing, misappropriating or otherwise violating the proprietary rights or intellectual property of third parties. While we are not aware of any issued or pending patent applications that could restrict our ability to operate, we may in the future become party to, or be threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our products and technology. Third parties may assert infringement claims against us based on existing or future intellectual property rights. If we are found to infringe a third-party’s intellectual property rights, we may be temporarily or permanently prohibited from commercializing our products that are held to be infringing. We might, if possible, also be forced to redesign our products so that we no longer infringe the third party intellectual property rights or we could be required to obtain a license from such third-party to continue developing and marketing our products and technology. We may also elect to enter into such a license in order to settle pending or threatened litigation. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us, and could require us to pay significant royalties and other fees. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, we could be found liable for monetary damages. A finding of infringement could prevent us from commercializing our products or force us to cease some of our business operations, which could materially harm our business.

Even if we are successful in defending against intellectual property claims, litigation or other legal proceedings relating to such claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce our resources available for development activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of litigation or other intellectual property related proceedings could have a material adverse effect on our ability to compete in the marketplace.

If we do not develop and commercialize new competitive products, our revenue may decline.

To remain competitive in the market for oilfield combustion management technologies, we must continue to develop and commercialize new products. If we are not able to develop commercially competitive products in a timely manner in response to industry demands, our business and revenues will be adversely affected. Our future ability to develop new products depends on our ability to:

•	design and commercially produce products that meet the needs of our customers;

•	successfully market new products; and

•	protect our proprietary designs from our competitors.

We may encounter resource constraints or technical or other difficulties that could delay introduction of new products and services. Our competitors may introduce new products before we do and achieve a competitive advantage.

Additionally, the time and expense invested in product development may not result in commercial products or provide revenues. We could be required to write off our entire investment in a new product that does not reach commercial viability. Moreover, we may experience operating losses after new products are introduced and commercialized because of high start-up costs, unexpected manufacturing costs or problems, or lack of demand.

New technologies could render our existing products obsolete.

New developments in technology may negatively affect the development or sale of some or all of our products or make our products obsolete.  Our success depends upon our ability to design, develop and market new or modified combustion management technologies and related products. Our inability to enhance existing products in a timely manner or to develop and introduce new products that incorporate new technologies, conform to stringent regulatory standards and performance requirements and achieve market acceptance in a timely manner could negatively impact our competitive position. New product development or modification is costly, involves significant research, development, time and expense and may not necessarily result in the successful commercialization of any new products.

Our business and financial condition could be negatively impacted if we lose the services of certain members of senior management.

Our development to date has depended, and in the future will continue to depend, on the efforts of our senior management, including Brenton W. Hatch, CEO, Harold Albert, COO, and Andrew W. Limpert, CFO.  We currently do not have key person insurance for these individuals, however, we plan to procure key person insurance on our CFO, Andrew W. Limpert. Departures by members of our senior management could have a negative impact on our business, as we may not be able to find suitable personnel to replace departing members on a timely basis or at all. The loss of any member of our senior management could impair our ability to execute our business plan and could therefore have a material adverse effect on our  business, results of operations and financial condition.

Failing to attract and retain skilled employees could impair our growth potential and profitability.

Our ability to remain productive and profitable depends substantially on our ability to attract and retain skilled employees.  Our ability to expand our operations is in part impacted by our ability to increase our labor force.  The demand for skilled oilfield employees is high and the supply is limited.  A significant increase in the wages paid by competing employers could result in a reduction in our skilled labor force, increases in the wage rates paid by us, or both.  If either of these events were to occur, our capacity and profitability could be diminished, and our growth potential could be impaired.

If we are unable to expand into new markets, our ability to grow our business and profitability as planned could be materially and adversely effected.

We intend to continue to pursue our aggressive growth strategy for the foreseeable future.  Future operating results will depend largely upon our ability to expand to new markets and increase sales.  To support this growth, we have and will continue to expand our marketing expenditures, add new employees and open additional offices.  There can be no assurance that we will be able to expand our market share in our existing markets or successfully enter new or contiguous markets.  Nor can there be any assurance that such expansion will not adversely affect our profitability and results of operations.  If we are unable to enter into new markets, our business, results of operations, financial condition and cash flow could be materially and adversely affected.

If we are unable to manage growth effectively, our business, results of operations and financial condition could be materially and adversely affected.

Our ability to successfully expand to new markets, or expand our penetration in existing markets, is dependent on a number of factors including:

•	our ability to market our products and services to new customers;

•	our ability to provide increasingly large-scale support and training materials for a growing customer base;

•	our ability to hire, train and assimilate new employees;

•	the adequacy of our financial resources; and

•	our ability to correctly identify and exploit new geographical markets and to successfully compete in those markets.

There can be no assurance that we will be able to achieve our planned expansion, that our products will gain access to new markets or be accepted in new marketplaces, achieve greater market penetration in existing markets or that we will achieve planned operating results or results comparable to those we experience in existing markets in the new markets we enter.

Our awards of stock options to employees may not have their intended effect.

A portion of our total compensation program for key personnel has historically included the award of options to buy our common stock or the common stock of our subsidiaries. If the price of our common stock performs poorly, such performance may adversely affect our ability to retain or attract critical personnel. In addition, any changes made to our stock option policies, or to any other of our compensation practices, which are made necessary by governmental regulations or competitive pressures could affect our ability to retain and motivate existing personnel and recruit new personnel.

Risks Relating to our Stock and this Offering

Our common stock lacks liquidity.

A significant percentage of our outstanding common stock is “restricted” and therefore subject to the resale restrictions set forth in Rule 144 of the rules and regulations promulgated by the United States Securities and Exchange Commission (the “SEC” or “Commission”) under the Securities Act of 1933.  These factors could adversely affect the liquidity, trading volume, price and transferability of our common stock.

The market price of our common stock has been and may continue to be volatile.

The market price of our common stock has been volatile, and fluctuates widely in price in response to various factors, which are beyond our control. The price of our common stock is not necessarily indicative of our operating performance or long-term business prospects. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Factors such as the following could cause the market price of our common stock to fluctuate substantially:

•	the introduction of new products by our competitors;

•	announcements of technology advances by us or our competitors;

•	current events affecting the political and economic environment in the United States;

•	conditions or trends in the industry, including demand for our products and services and technological advances;

•	changes to financial estimates by us or by any securities analysts who might cover our stock;

•	additions or departures of our key personnel;

•	government regulation of our industry;

•	our quarterly operating and financial results; or

•	litigation or public concern about the safety of our products.

The realization of any of these risks and other factors beyond our control could cause the market price of our common stock to decline significantly. In particular, the market price of our common stock may be influenced by variations in oil and gas prices, because demand for our products and services is closely related to those products.

The stock market in general experiences from time to time extreme price and volume fluctuations. Periodic and/or continuous market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility may be worse if the trading volume of our common stock is low.

Future sales of our common stock, or the perception that future sales may occur, may cause the market price of our common stock to decline, even if our business is doing well.

As of June 17, 2014, we had 48,041,563 shares of our common stock outstanding, and options that are exercisable into 1,010,818 shares of our common stock. If any significant number of our outstanding shares are sold, such sales could have a depressive effect on the market price of our stock. We are unable to predict the effect, if any, that the sale of shares, or the availability of shares for future sale, will have on the market price of the shares prevailing from time to time. Sales of substantial amounts of shares in the public market, or the perception that such sales could occur, could depress prevailing market prices for the shares. Such sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price, which we deem appropriate.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results, and current and potential stockholders may lose confidence in our financial reporting.

We are required by the SEC to establish and maintain adequate internal control over financial reporting that provides reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. We are likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses in those internal controls.

In our Annual Report on Form 10-K for the year ended March 31, 2013, we reported that we had the following material weakness in our internal controls: (1) lack of a functioning Audit Committee and lack of independent directors on our Board of Directors (the “Board”), resulting in potentially ineffective oversight in the establishment and monitoring of required internal controls and procedures; (2) inadequate segregation of duties consistent with control objectives; (3) insufficient written policies and procedures for accounting and financial reporting with respect to the requirements and application of US GAAP and SEC disclosure requirements; and (4) ineffective controls over period end financial disclosure and reporting processes.   Since March 31, 2013, we developed and implemented a remediation plan to address the identified material weakness as follows:

1. We have added four independent directors to our Board and on the 7th day of November, 2013, the Board passed a resolution creating a fully functioning Audit Committee comprised of independent directors;

2. We hired a separate accounts payable and accounts receivable clerks in an effort to provide segregation of duties in accordance with our control objectives;

3. We implemented several policies to increase the control over accounting and financial reporting; and,

4. We hired additional employees to supplement our internal finance team and help oversee the filing of quarterly and year-end filings.

Although we believe that these efforts have strengthened our internal control over financial reporting and address the concern that gave rise to the material weakness as of March 31, 2013, we cannot be certain that our revised internal control practices will ensure that we maintain adequate internal control over our financial reporting in future periods. Any failure to maintain such internal controls could adversely impact our ability to report our financial results on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis as required by the SEC and The NASDAQ Capital Market, we could face severe consequences from those authorities. In either case, there could result a material adverse effect on our business. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting existing stockholders and impairing their voting rights, and provisions in our charter documents and under Nevada corporate law could discourage a takeover that stockholders may consider favorable.

Our articles of incorporation authorize the issuance of up to 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board. Our Board is empowered, without stockholder approval, to authorize the issuance of a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for the Board to authorize preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of our company.

Any aspect of the foregoing, alone or together, could delay or prevent unsolicited takeovers and changes in control or changes in our management

We do not anticipate paying cash dividends for the foreseeable future, and therefore investors should not buy our stock if they wish to receive cash dividends. Investors in this offering may never obtain a return on their investment.

We have never declared or paid any cash dividends or distributions on our common stock. We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any payment of cash dividends in the future will be dependent on the amount of funds legally available, our earnings, financial condition, capital requirements and other factors that our Board may deem relevant. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock. Accordingly, you will need to rely on sales of your common stock after price appreciation, which may never occur, in order to realize a return on your investment.

Our management has a substantial ownership interest in our common stock and the availability of our common stock to the investing public may be limited.

Upon completion of this offering, our management will own approximately 65.7% of our outstanding common stock, or approximately 64.4% of our common stock if the underwriters exercise their over-allotment option in full.  The availability of our common stock to the investing public may be limited to those shares not held by our executive officers, directors and their affiliates, which could negatively impact our trading prices and affect the ability of our minority stockholders to sell their shares.  Future sales by executive officers, directors and their affiliates of all or a portion of their shares could also negatively affect the trading price of our common stock.

Our management has significant influence over matters requiring shareholder approval.

Our management owns, approximately 71.9% of our common stock, as of June 17, 2014. As a result, our management has sufficient voting power to control the outcome of many matters requiring shareholder approval. These matters may include:

•	the composition of our Board, which has the authority to direct our business, appoint and remove our officers, and declare dividends;

•	approving or rejecting a merger, consolidation or other business combination;

•	raising future capital; and

•	amending our articles of incorporation and bylaws.

This concentration of ownership of our common stock could delay or prevent proxy contests, mergers, tender offers, open-market purchase programs or other purchases of our common stock that might otherwise give our other stockholders the opportunity to realize a premium over the then-prevailing market price of our common stock. This concentration of ownership may also adversely affect our share price. The interests of our management may differ from the interests of our other stockholders.

Furthermore, this concentration of ownership may delay, prevent or deter a change in control, or deprive you of a possible premium for your common stock as part of a sale of our company.

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

Our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, prospects, financial condition, operating results and cash flow.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the public offering price per share of common stock is expected to be substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $        per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of approximately $         per share in the net tangible book value of the common stock you acquire.

We may not be able to maintain compliance with The NASDAQ Capital Market’s continued listing requirements.

Our common stock is listed on The NASDAQ Capital Market. There are a number of continued listing requirements that we must satisfy in order to maintain our listing on The NASDAQ Capital Market. If we fail to maintain compliance with all applicable continued listing requirements for The NASDAQ Capital Market and NASDAQ determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock, our ability to obtain financing to repay any debt and fund our operations.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are based on management’s beliefs and assumptions and on information currently available to management.  For this purpose any statement contained in this prospectus that is not a statement of historical fact may be deemed to be forward-looking, including, but not limited to, statements relating to our future actions, intentions, plans, strategies, objectives, results of operations, cash flows and the adequacy of or need to seek additional capital resources and liquidity.  Without limiting the foregoing, words such as “may”, “should”, “expect”, “project”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “budget”, “forecast”, “predict”, “potential”, “continue”, “should”, “could”, “will” or comparable terminology or the negative of such terms are intended to identify forward-looking statements, however, the absence of these words does not necessarily mean that a statement is not forward-looking.  These statements by their nature involve known and unknown risks and uncertainties and other factors that may cause actual results and outcomes to differ materially depending on a variety of factors, many of which are not within our control. Such factors include, but are not limited to, economic conditions generally and in the industry in which we and our customers participate; competition within our industry; legislative requirements or changes which could render our products or services less competitive or obsolete; the international geopolitical atmosphere, compliance with international laws and regulation, our failure to successfully develop new products and/or services or to anticipate current or prospective customers’ needs; price increases; the protection of our intellectual property, employee limitations; or delays, reductions, or cancellations of contracts we have previously entered into; sufficiency of working capital, capital resources and liquidity, and other factors detailed herein and in our other filings with the Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Forward-looking statements are predictions and not guarantees of future performance or events.  Forward-looking statements are based on current industry, financial and economic information which we have assessed but which by its nature is dynamic and subject to rapid and possibly abrupt changes.  Our actual results could differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with our business.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements and we hereby qualify all our forward-looking statements by these cautionary statements.

These forward-looking statements speak only as of their dates and should not be unduly relied upon.  We undertake no obligation to amend this prospectus or revise publicly these forward-looking statements (other than pursuant to reporting obligations imposed on registrants pursuant to the Exchange Act) to reflect subsequent events or circumstances, whether as the result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of shares of our common stock by us in this offering will be approximately $         million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders if the underwriters exercise their over-allotment option. We expect to use the proceeds from this offering for expansion of our sales and service team to match the demand for our product in regions where recent legislation passed, requiring the use of our technology, and for other working capital purposes.  We may also use a portion of the net proceeds to fund possible investments in, or acquisitions of, complementary businesses, solutions or technologies. We have no current agreements or commitments with respect to any investment or acquisition. In addition, the amount and timing of what we actually spend for these purposes may vary significantly and will depend on a number of factors, including our future revenue and cash generated by operations and the other factors described in “Risk Factors.” Accordingly, our management will have discretion and flexibility in applying the net proceeds of this offering. Pending any uses, as described above, we intend to invest the net proceeds in high quality, investment grade, short-term fixed income instruments which include corporate, financial institution, federal agency or U.S. government obligations.

DIVIDEND POLICY

We have not declared a cash dividend on any class of common equity in the last two fiscal years. There are no restrictions on our ability to pay cash dividends, other than any state law that may be applicable. Under Nevada law, dividends may be paid to the extent that a corporation’s assets exceed its liabilities and it is able to pay its debts as they become due in the usual course of business. We do not anticipate paying any dividends in the foreseeable future; we intend to retain the earnings that could be distributed, if any, for operations.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Price of Our Common Stock

From October 2008 to March 27, 2014, our common stock was quoted on the Over-the-Counter Bulletin Board (“OTCBB”) and the OTC Markets OTCQB under the symbol “PFIE.” Since March 27, 2014, our common stock has been quoted on The NASDAQ Capital Market under the symbol “PFIE”.

The published high and low bid quotations for the periods before March 27, 2014 were furnished to us by OTC Markets Group, Inc.  These quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

The table below sets forth the range of high and low bid information of our common stock as reported on the OTC Bulletin Board and OTCQB for the periods before March 27, 2014 and the range of high and low sales price of our common stock as reported on The NASDAQ Capital Market for the periods after March 27, 2014.

	BID PRICES
	HIGH	LOW

Fiscal year ending March 31, 2015
First Quarter (through June 17, 2014)	$5.89	$3.16

Fiscal year ending March 31, 2014
Fourth Quarter	$4.10	$3.17
Third Quarter	4.13	2.21
Second Quarter	2.70	1.26
First Quarter	1.61	1.15

Fiscal year ended March 31, 2013
Fourth Quarter	$1.42	$1.05
Third Quarter	1.40	1.02
Second Quarter	1.40	0.77
First Quarter	1.55	0.77

Fiscal year ended March 31, 2012
Fourth Quarter	$1.75	$0.67
Third Quarter	0.95	0.30
Second Quarter	0.80	0.28
First Quarter	1.11	0.275

As of June 17, 2014, there were 48,041,563 shares of our common stock outstanding. According to the records of our stock transfer agent, as of June 17, 2014 we had 100 stockholders of record.  The number of record stockholders was determined from the records of our stock transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, registered clearing houses or agencies, banks or other fiduciaries.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, and capitalization as of December 31, 2013:

•	on an actual basis; and

•
on an as adjusted basis to give effect to the issuance and sale by us of shares in this offering at an assumed public offering price of $            per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this information together with our consolidated financial statements and related notes appearing elsewhere in this prospectus and the information set forth under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2013
	Actual	As Adjusted
	(unaudited)

Cash and cash equivalents	$5,732,530
Stockholders’ equity
Preferred shares, $0.001 par value
10,000,000 shares authorized; no shares issued and outstanding, actual and shares issued and outstanding as adjusted	---
Common Stock, $0.001 par value
100,000,000 shares authorized; 47,836,428 shares issued and outstanding actual; and shares issued and outstanding as adjusted	47,837
Additional paid-in capital	5,912,516
Accumulated other comprehensive income/(loss)	(7,351)
Total Stockholders’ Equity	20,283,037

The outstanding share information in the table above is based on 47,836,428 shares outstanding as of December 31, 2013, and excludes:

•	2,803,715 shares of common stock issuable upon exercise of options outstanding as of December 31, 2013 at a weighted average exercise price of $1.24 per share; and

•	1,097,000 shares of common stock reserved for further issuance under the 2010 Plan.

Unless otherwise indicated, all information in this prospectus assumes:

•	the underwriters will not exercise their over-allotment option to purchase up to 675,000 additional shares of common stock from the selling stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements, the related notes and other financial information appearing elsewhere in this prospectus.

Some of the statements set forth in this section are forward-looking statements relating to our future results of operations.  Our actual results may vary from the results anticipated by these statements.  Please see “Disclosure Regarding Forward-Looking Statements” on page 15.

Results of Operations for the Three Months Ended December 31, 2013 Compared to the Three Months Ended December 31, 2012

Total Revenues

Total revenues during the quarter ended December 31, 2013 increased $5,989,776, or 169%, compared to the quarter ended December 31, 2012.  This increase was principally attributable to increased sales of goods, net.

Sales of Goods, Net

We realized an increase of $5,822,443, or 183%, in sales of goods, net during the quarter ended December 31, 2013 compared to the quarter ended December 31, 2012.  This increase was primarily due to improved sales execution, the continued development of the U.S. market, the leveraging of now-effective sales people hired in previous quarters, and improved management of the sales team. There have been an increased number of sales through larger customers, which yielded higher revenues during the quarter. We expect that our quarterly revenues will continue to grow year-over-year at approximately historical rates, as our sales team continues to execute on our sales strategy.

Sales of Services, Net

During the three months ended December 31, 2013, we realized an increase of $167,333 or 46%, in sales of services, net.  We are beginning to experience increasing service revenues as a result of our continued expansion in the U.S.  We anticipate service revenues in our Utah and Texas offices will continue to expand in upcoming quarters. As the sales team proactively looks for equipment sales the opportunity to discuss services, related sales is expected to increase.

Total Cost of Goods Sold

As a percentage of total revenues, total cost of goods sold increased to 45% during the quarter ended December 31, 2013, compared to 39% during the quarter ended December 31, 2012.  This increase is due to an increase in Cost of Goods Sold-Products.

Cost of Goods Sold-Products

During the quarter ended December 31, 2013, cost of goods sold-products increased $2,843,036 or 271%, compared to the quarter ended December 31, 2012 as a result of increased sales, and a change in the mix of products sold during the quarter.  As a percentage of revenues from product sales, cost of goods sold-products increased from 33% to 43%. This proportional increase is mostly due to a rise in the proportion of sales of lower-margin products (such as component sales) compared to the prior year. Additionally, there was a minor modification in the allocation of overhead costs to cost of goods sold-products. However, the proportion of revenues from product sales represented by cost of goods sold-products for the period is approximately consistent with more recent levels of cost of goods sold-products, or about 40%.

Cost of Goods Sold-Services

Cost of goods sold-services increased $105,152, or 34%, during the quarter ended December 31, 2013 compared to the quarter ended December 31, 2012. As a percentage of service revenues, cost of goods sold-service decreased from 86% to 79%. This decrease was attributable, in part, to logistical efficiencies, derived from serving a larger customer base throughout our service regions (and the installation of personnel in those areas, reducing logistical costs).

Gross Profit

Because the percentage increase in total costs exceeded the percentage-increase in total revenues, gross profit decreased to 55% of total revenues during the quarter ended December 31, 2013 compared to 61% during the quarter ended December 31, 2012.

Total Operating Expenses

Our total operating expenses increased $504,315, or 19%, during the three months ended December 31, 2013 compared to the three months ended December 31, 2012.  As a percentage of total revenues, total operating expenses decreased from 75% to 33%. This decrease was largely attributable to a reduction in payroll expenses, general and administrative expenses, and depreciation expenses as a percentage of revenues.

General and Administrative Expenses

During the three months ended December 31, 2013, general and administrative expenses increased by $638,235, or 48%.  As a percentage of total operating expense, general and administrative expenses increased from 51% to 63%.  This increase was largely due to non-cash stock options expenses for employees and directors.

Research and Development

During the quarter ended December 31, 2013, research and development expenses were $139,691 compared to $38,472 during the quarter ended December 31, 2012, an increase of 263%.  As a percentage of total operating expense, research and development expenses increased from 1% to 4%.  We have increased our focus on research and development in order to improve our current products, as well as research the possibility of additional products that could enhance our current product-offering.

Payroll Expenses

We experienced a $197,146, or 17% decrease in payroll expenses in the quarter ended December 31, 2013 compared to quarter ended December 31, 2012.  As a percentage of total operating expenses, payroll expenses decreased from 43% to 30%.  This decrease was the result of the timing of management bonuses that were paid in the quarter ended December 31, 2012, but were not yet paid as of December 31, 2013.

Depreciation Expense

Depreciation expense decreased $37,993 or 33%, during the quarter ended December 31, 2013 compared to the quarter ended December 31, 2012. As a percentage of total operating expenses, depreciation decreased from 4% to 3%.  This decrease in depreciation expense is primarily due to assets meeting their expected lives in our Canada office and to the allocation of depreciation to costs of goods sold.

Total Other Income (Expense)

During the three months ended December 31, 2013, we realized total other income of $1,855 compared to total other income of $8,581 for the three months ended December 31, 2012.  During the quarters ended December 31, 2013, we realized interest expense of $0, interest income of $1,544 and rental income of $311.  By comparison, during the quarter ended December 31, 2012, we realized interest expense of ($4,493), interest income of $13,074, and rental income of $0.

Net Income Before Income Taxes

The 169% increase we realized in total revenues, the 216% increase in total cost of goods sold and the 19% increase in total operating expenses combined to result in net income before income taxes during the quarter ended December 31, 2013 of $2,076,931 compared to net loss before income taxes of $453,616 during the quarter ended December 31, 2012—an increase of $2,530,547. As a percentage of total revenues, net income before income taxes represented 22% of total revenues, compared to (13%) during the prior year comparable quarter.

Income Tax Expense

We recognized income tax expense of $870,625 during the three months ended December 31, 2013 compared to a benefit of $127,347 during the three months ended December 31, 2012. As a percentage of net income, before income taxes, income tax expense rose from 28% to 42%, which greatly exceeds the Company’s historical blended tax rate of about 34%. This proportional increase is largely due to the stock option expenses realized in the quarter, which are not tax-deductible, and resulted in a higher tax-expense that will largely be non-recurring. Additionally, the Company realized a higher proportion of sales in the US market, which has a higher tax rate.

Foreign Currency Translation Gain (Loss)

Our consolidated financial statements are presented in U.S. dollars.  Our functional currencies are the United States dollar and the Canadian dollar.  Transactions initiated in other currencies are translated to U.S. dollars using year-end exchange rates for the balance sheet and weighted average exchange rates for the statements of operations.  Equity transactions were translated using historical rates.  Foreign currency translation gains or losses as a result of fluctuations in the exchange rates are reflected in the Statement of Operations and Other Comprehensive Income (Loss).

Therefore, the translation adjustment in our consolidated financial statements represents the translation differences from translation of our financial statements.  As a result, the translation adjustment is commonly, but not always, positive if the average exchange rates are lower than exchange rates on the date of the financial statements and negative if the average exchange rates are higher than exchange rates on the date of the financial statements.

During the quarter ended December 31, 2013, we recognized a foreign currency translation loss of $178,593.  By comparison, during the quarter ended December 31, 2012 we recognized a foreign currency translation loss of $449,470.  These losses were the result of the strengthening of the U.S. dollar against the Canadian dollar.

Total Comprehensive Income

For the foregoing reasons, we realized a total comprehensive income of $1,027,713 during the quarter ended December 31, 2013 compared to total comprehensive loss of $775,739 during the quarter ended December 31, 2012.

Results of Operations for the Nine Months Ended December 31, 2013 Compared to the Nine Months Ended December 31, 2012

Total Revenues

Total revenues during the nine months ended December 31, 2013 increased $14,456,946, or 125%, compared to the nine months ended December 31, 2012.  This increase was principally attributable to increased sales of goods, net.

Sales of Goods, Net

We realized an increase of $14,053,507, or 131%, in sales of goods, net during the nine months ended December 31, 2013 compared to the nine months ended December 31, 2012.  This increase was primarily due to improved sales execution, the leveraging of now-effective sales people hired in previous quarters, and improved management of the sales team. There have been an increased number of sales through larger customers, which yielded higher revenues during the quarter. We expect that our revenues will continue to grow year-over-year at approximately historical rates, as our sales team continues to execute on our sales strategy.

Sales of Services, Net

During the nine months ended December 31, 2013, we realized an increase of $403,439 or 46%, in sales of services, net.  We are beginning to experience increasing service revenues as a result of our continued expansion in the U.S.  We anticipate service revenues in our Utah and Texas offices will continue to expand in upcoming quarters. As the sales team proactively looks for equipment sales the opportunity to discuss services related sales is expected to increase.

Total Cost of Goods Sold

As a percentage of total revenues, total cost of goods sold remained at 43% during the nine months ended December 31, 2013. This constancy is due to the similar product mix sold throughout the nine months, although the product mix between individual quarters varied.

Cost of Goods Sold-Products

During the nine months ended December 31, 2013, cost of goods sold-products increased $5,840,085 or 135%, compared to the nine months ended December 31, 2012 as a result of increased sales. As a percentage of revenues from product sales, cost of goods sold-products increased slightly from 40% to 41%. We anticipate that, as a percentage of revenues from product sales, future cost of goods sold-product will continue to approximate historical levels, or about 40%.

Cost of Goods Sold-Services

Cost of goods sold-services increased $221,567, or 32%, during the nine months ended December 31, 2013 compared to the nine months ended December 31, 2012. As a percentage of service revenues, cost of goods sold-service decreased from 80% to 72%. This decrease was attributable, in part, to logistical efficiencies, derived from serving a larger customer base throughout our service regions.

Gross Profit

Because the percentage increase in total revenue approximately matched the percentage-increase in cost of goods sold, gross profit remained at approximately 57% of total revenues during the nine months ended December 31, 2013 (compared to 55% during the nine months ended December 31, 2012).

Total Operating Expenses

Our total operating expenses increased $2,027,677, or 38%, during the nine months ended December 31, 2013 compared to the nine months ended December 31, 2012.  As a percentage of total revenues, total operating expenses decreased from 46% to 28%. This decrease was largely attributable to a reduction in general and administrative expenses, payroll expenses, and depreciation expenses as a percentage of revenues.

General and Administrative Expenses

During the nine months ended December 31, 2013, general and administrative expenses increased by $940,558, or 30%. This increase was largely due to non-cash stock options expenses for employees and directors in our third fiscal quarter.  As a percentage of total operating expenses, general and administrative expenses decreased from 59% to 55%. This decrease was due to payroll expenses constituting a higher percentage of operating expenses.

Research and Development

During the nine months ended December 31, 2013, research and development expenses were $390,710 compared to $148,865 during the nine months ended December 31, 2012.  As a percentage of total operating expenses, research and development expense has increased from 3% to 5%, as we have increased our focus on research and development in order to improve our current products, as well as research the possibility of additional products that could enhance our current product-offering.

Payroll Expenses

We experienced an $867,268, or 47% increase in payroll expenses in the nine months ended December 31, 2013 compared to nine months ended December 31, 2012.  As a percentage of total operating expenses, payroll expense increased from 34% to 37%.  This increase was primarily the result of increased hiring, particularly in our Utah and Texas offices during the past fiscal year, as well as reallocation of some expenses to the payroll expense account. We anticipate that, as a percentage of total revenues, future payroll expense will remain at approximately 11%.

Depreciation Expense

Depreciation expense decreased $37,993, or 33%, during the quarter ended December 31, 2013 compared to the quarter ended December 31, 2012. As a percentage of total operating expenses, depreciation decreased from 4% to 3%.  This decrease in depreciation expense is primarily due to assets meeting their expected lives in our Canada office and a portion of depreciation expense being allocated to costs of goods sold.

Total Other Income (Expense)

During the three months ended December 31, 2013, we realized total other income of $1,855 compared to total other income of $8,581 for the three months ended December 31, 2012.  During the quarter ended December 31, 2013, we realized interest expense of $0, interest income of $1,544 and rental income of $311.  By comparison, during the quarter ended December 31, 2012, we realized interest expense of ($4,493), interest income of $13,074, and rental income of $0.

Net Income Before Income Taxes

The 125% increase we realized in total revenues, the 121% increase in total cost of goods sold and the 38% increase in total operating expenses combined to result in net income before income taxes during the nine months ended December 31, 2013 of $7,584,678, compared to net income before income taxes of $1,221,818 during the nine months ended December 31, 2012. As a percentage of total revenues, net income before income taxes represented 29% of total revenues, compared to 11% during the prior year comparable quarter.

Income Tax Expense

We recognized income tax expense of $2,714,839 during the nine months ended December 31, 2013 compared to $337,222 during the nine months ended December 31, 2012. As a percentage of net income before income taxes, income tax expense rose 9% (from 28% to 36%). This proportional increase is largely due to the stock option expenses realized in the third fiscal quarter, which are not tax-deductible, and resulted in a higher tax-expense for that quarter that will largely be non-recurring. Additionally, the Company realized a higher proportion of sales in the U.S. market, which has a higher tax rate.

Foreign Currency Translation Gain (Loss)

Our consolidated financial statements are presented in U.S. dollars.  Our functional currencies are the United States dollar and the Canadian dollar.  Transactions initiated in other currencies are translated to U.S. dollars using year-end exchange rates for the balance sheet and weighted average exchange rates for the statements of operations.  Equity transactions were translated using historical rates.  Foreign currency translation gains or losses as a result of fluctuations in the exchange rates are reflected in the Statement of Operations and Other Comprehensive Income (Loss).

Therefore, the translation adjustment in our consolidated financial statements represents the translation differences from translation of our financial statements.  As a result, the translation adjustment is commonly, but not always, positive if the average exchange rates are lower than exchange rates on the date of the financial statements and negative if the average exchange rates are higher than exchange rates on the date of the financial statements.

During the nine months ended December 31, 2013, we recognized a foreign currency translation loss of $378,817.  By comparison, during the nine months ended December 31, 2012 we recognized a foreign currency translation loss of $229,852.  The losses were the result of the strengthening of the U.S. dollar against the Canadian dollar.

Total Comprehensive Income

For the foregoing reasons, we realized a total comprehensive income of $4,491,022 during the nine months ended December 31, 2013 compared to total comprehensive income of $654,744 during the nine months ended December 31, 2012.

Results of Operations for the Year Ended March 31, 2013 compared to the Year Ended March 31, 2012

Total Revenues

Our total revenues during the year ended March 31, 2013 increased 6% to $16,887,267 from $15,925,213 during the year ended March 31, 2012.  The strong rebound in oil prices resulted in improved sales and increased production activity in oil and gas and continued through our entire fiscal year.  We have worked to expand our operations by adding or expanding multiple facilities in the United States.  During fiscal 2013, sales of goods increased 6% and service revenue increased 9%.  During each of the fiscal years ended March 31, 2013 and 2012, product sales accounted for 93% of total revenues and service sales accounted for 7% of total revenue.  As we continue to focus on the development of new products and expand sales of our existing products, we anticipate product sales will continue to account for the significant majority of our revenue.

During the fiscal year ended March 31, 2013, 65% of total revenues were generated from products and services sold in Canada.  The remaining 35% of total revenue was generated from sales in the United States.  By comparison, during the fiscal year ended March 31, 2012, 95% of our total revenues were generated from Canadian sales and the remaining 5% was generated from sales in the United States.  As we continue our efforts to expand into U.S. markets, we anticipate the percentage of revenues from sales in the United States will continue to increase as a percentage of total revenues.

Cost of Goods Sold

Cost of goods sold during the year ended March 31, 2013 was $7,034,703 for product sales and $1,043,294 for services for a total cost of goods sold of $8,077,997 compared to $6,170,073 for product sales and $717,796 for services for a total cost of goods sold of $6,887,869 during the fiscal year ended March 31, 2012.  While total revenue increased 6%, cost of goods sold increased by 17%.  Our gross profit for 2013 was 52% of total revenues compared to 57% during fiscal 2012.  Margins decreased slightly as cost of goods sold increased due to higher material costs during fiscal 2013.  Cost of goods sold will vary as a function of our product mix, as our proprietary products tend to have significantly higher margins than our resale products.

General and Administrative Expenses

General and administrative expenses for the fiscal year ended March 31, 2013 were $3,798,075, a 38% increase compared to the fiscal year ended March 31, 2012.  General and administrative expenses were 22% of total revenues in fiscal 2013 compared to 17% of total revenues in fiscal 2012.  The increase can be attributed to the general increase in operational activity and the expansion into the U.S. market.  We have made significant investment in our staff and its growth to expand markets as well as develop products.  Along with this growth is a sharpened focus on training clients and suppliers on combustion control and management.  We have retained additional support staff to manage this growth such as sales management, IT, operational management, quality control and shipping staff.  In addition, we also realized increases in several major components of general and administrative expense including professional fees of $903,184, research and development of $315,045 and stock option expense of $166,187 during fiscal 2013.  By comparison, during fiscal 2012, we realized professional fees of $584,660, research and development of $164,000 and stock option expense of $80,530.  Professional fees include legal and accounting costs related to our public filings and investor relations fees.  Legal and accounting costs incurred during fiscal 2013 related to our public filings remained fairly constant.  Stock options granted to employees in 2011 and 2013 are amortized over the expected term of five years.  Accordingly, we anticipate a similar expense in fiscal 2014.  As we continue to expand, we anticipate general and administrative expenses will also continue to grow in proportion.

Payroll Expense

Payroll expense during the fiscal year ended March 31, 2013 increased 51% to $2,656,762 compared to $1,757,855 during the fiscal year ended March 31, 2012.  Payroll expense increased as a result of hiring additional personnel, including a corporate controller, engineers and multiple sales people, in anticipation of expansion and growth in sales and the additional development of several contemplated technologies, including the next generation of our burner management technology.  During fiscal 2013, we increased our staff by approximately 50%.  Payroll expense was 16% of total revenues in fiscal 2013 compared to 11% in fiscal 2012.  Included in payroll expense were executive management bonuses of $339,700 and $341,125 during 2013 and 2012, respectively.  Management bonuses were determined subjectively as a reward for their efforts in our success.  We anticipate future management bonuses may similarly be subjectively awarded according to the company’s performance and the amounts may vary, based upon the determination of the Board, or our Compensation Committee.  We expect payroll expense will increase in the upcoming fiscal year as we continue efforts to expand our sales force and associated support and logistical personnel in the U.S. market.

Depreciation Expense

Depreciation expense, not related to cost of sales, during fiscal 2013 was $195,070, or 22% higher than fiscal 2012.  Depreciation expense increased in 2013 primarily due to the addition of the Houston, Texas location as we expanded our capacity.  We do not anticipate major asset acquisitions during fiscal 2014 which would lead to significantly increased depreciation expense.

Total Other Expense

During the fiscal year ended March 31, 2013, total other income/expense changed by 126% to an income of $4,197 from an expense of $16,395 as a result of decreased interest expense and increased interest income during the year.  While we anticipate interest expense will continue to decrease, we do not expect to realize rental or significant interest income in upcoming quarters.  We do not expect total other expense to increase significantly in upcoming fiscal quarters.

Net Income Before Income Tax

Net income before income taxes during the 2013 fiscal year decreased to $2,163,560 from $4,351,222 during fiscal 2012.  This 50% decrease was primarily the result of the 3% decrease in gross profit and the 42% increase in total operating expense as discussed above.

Income Tax Expense

Income tax expense decreased 37% from $1,163,451 during fiscal 2012 to $730,905 during fiscal 2013.  We expect the tax rate to be close to the statutory rate in subsequent years.  We anticipate that as revenues grow, our income tax expense will also be higher.  We have exhausted our tax credits associated with the Canadian small business deductions from prior years, thus we expect taxes as a percentage of revenue to be higher than in prior periods in which we made a profit.  As revenue and profits from U.S. operations expand we expect our income tax expense obligations in the U.S. will increase accordingly.

Foreign Currency Translation Gain (Loss)

Our consolidated financial statements are presented in U.S. dollars.  Our functional currency is Canadian dollars.  Our financial statements were translated to U.S. dollars using year-end exchange rates for the balance sheet and weighted average exchange rates for the statements of operations.  Equity transactions were translated using historical rates.  Foreign currency translation gains or losses as a result of fluctuations in the exchange rates are reflected in the statement of operations and comprehensive income.

Therefore, the translation adjustment in our consolidated financial statements represents the translation differences from translation of our financial statements.  As a result, the translation adjustment is commonly, but not always, positive if the average exchange rates are lower than exchange rates on the date of the financial statements and negative if the average exchange rates are higher than exchange rates on the date of the financial statements.

During the year ended March 31, 2013, we recognized a foreign currency translation loss of $121,664 compared to foreign currency translation loss of $147,061 during the year ended March 31, 2012.  This loss was the result of a weakening of the Canadian dollar versus the U.S. dollar in the reporting period.

Total Comprehensive Income

For the foregoing reasons, we realized a total comprehensive income of $1,319,429 during the fiscal year ended March 31, 2013, compared to total comprehensive income of $3,038,265 during the fiscal year ended March 31, 2012.

Earnings Per Share

For the fiscal year ended March 31, 2013 we realized $0.03 per share on a basic and on a fully diluted basis compared to $0.07 per share on a basic and on a fully diluted basis for the fiscal year ended March 31, 2012.

Liquidity and Capital Resources

In November of 2013, we raised approximately $4.7 million from a private placement of 2,172,405 shares of our common stock. We received net proceeds of approximately $4.2 million from the private placement after paying placement agent fees and offering expenses, which net proceeds we have been using to fund our growth objectives and for working capital purposes.

As of December 31, 2013 we had total current assets of $21,223,771 and total assets of $23,767,322 including cash and cash equivalents of $5,732,530.  At December 31, 2013 total liabilities were $3,250,069, all of which were current liabilities. During the nine months ended December 31, 2013 cash was primarily used to fund operations.  See below for additional discussion and analysis of cash flow.

	For the Nine Months Ended December 31,
	2013	2012

Net cash provided by operating activities	$1,253,675	$308,915
Net cash used in investing activities	(620,147)	(474,381)
Net cash provided by financing activities	4,451,487	-
Effect of exchange rate on cash	(161,257)	264,802
Net increase in cash	$4,923,758	$(430,268)

Net cash provided by our operating activities was $1,253,675.  As discussed above, during the nine months ended December 31, 2013, we realized an increase in net income which is primarily the result of selling to an increasing number of larger customers. Such sales require a lag between the large cash investment to fulfill and ship orders to these larger customers, and the receipt of cash from these customers. While continued sales growth is expected to yield increasingly higher nominal levels of cash, we expect the cash discrepancy to grow during periods of significant sales growth, and normalize during periods of steady revenues. This discrepancy has been addressed—in part—by the Company’s November 2013 financing to provide working capital, and can also be addressed by improved sales- and operations-planning (such as reducing large orders to multiple smaller orders, over time, when possible).

During the nine months ended December 31, 2013, net cash used in investing activities was ($620,147) compared to ($474,381) in the nine months ended December 31, 2012.

During the nine months ended December 31, 2013, net cash provided by financing activities was $4,451,487, compared to $0 in the nine months ended December 31, 2012.

We expect to use the proceeds from this offering for expansion of our sales and service team, and for other working capital purposes.  We may also use a portion of the net proceeds to fund possible investments in, or acquisitions of, complementary businesses, solutions or technologies. The amounts that we actually expend for working capital purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash that we generate from operations.

In the ordinary course of our business, we enter into contractual commitments related to the design, manufacture and commercialization of our products. As of December 31, 2013, none of our contractual commitments are reasonably likely to have an adverse effect on liquidity.

Although we can provide no assurances, we believe that our cash on hand, the proceeds from this offering and cash generated from our operations will provide sufficient liquidity and capital resources to fund our existing operations, working capital needs and capital expenditure requirements for at least the next twelve months.

Summary of Material Contractual Commitments

The following table lists our significant commitments as of December 31, 2013.

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Contractual Commitments
Office lease - Park Row	$112,100	$21,000	$91,100	$-	$-
Total	$112,100	$21,000	$91,100	$-	$-

Inflation

We believe that inflation has not had a significant impact on our operations since inception.

Off-Balance Sheet Arrangements

As of December 31, 2013, we had no off-balance sheet arrangements.

Recently Issued Financial Accounting Standards

We have evaluated recent accounting pronouncements and their adoption has not had or is not expected to have a material impact on our financial position, results of operations or cash flows.

BUSINESS

Overview

We were originally incorporated in the State of Nevada on May 5, 2003.  Since October 2008 we have been engaged in the business of developing combustion management technologies for the oil and gas industry.

Consistent with our historical objectives, we intend to continue the expansion of our sales and services to the oil and gas industry, and we intend to improve the industry’s burner management technologies.

We plan to accelerate the growth of our sales staff to help meet potential demand, particularly due to recent legislation in the United States.  We believe that hiring qualified sales personnel will allow us to continue to grow as the demand for our product continues to increase.  With the addition of sales personnel we plan to expand into other territories within the United States and offer Profire products and services to a growing number of customers.  In particular we are looking to expand our operations heavily in the states of Colorado and North Dakota where we believe legislative and business drivers, respectively, may provide for increasing sales. We intend to use certain of the additional sales personnel to help establish international sales and distribution channels.

In order to support our expanding sales staff, we plan to add to our service team throughout the United States.  We currently have service personnel located in Colorado, North Dakota, Texas, Pennsylvania, and Utah.  With recent legislation in Colorado we see the need to accelerate the growth of our service staff there and will strategically add to other locations as opportunities arise.

In addition to adding sales personnel, we remain dedicated to providing top-quality and innovative products.  We plan to add personnel to our current research and development team. We are looking to extend our product line by developing new burner management systems with updated capabilities to match market demand.  We also plan to use our research and development resources to extend our brand by performing research and developing valve technologies that complement our current products.

Principal Products and Services

We design, assemble, install, service, and sell oilfield combustion management technologies and related products such as fuel train components, secondary airplates, and valve actuators.  Our products and services aid oil and natural gas producers in the safe and efficient transportation, refinement, and production of oil and natural gas.  Our primary products are burner management systems, as described below.

In the oil and natural gas industry there are numerous demands for heat generation and control.  Oilfield vessels of all kinds, including line-heaters, dehydrators, separators, treaters, amine reboilers, and free-water knockout systems, require sources of heat to satisfy their various functions, which heat is provided by a burner flame inside the vessel.  A burner flame is integral to the proper function of the oilfield vessel because the vessels use the flame’s heat to help separate, store, transport and purify oil and gas (or even water).  The viscosity of the oil and gas is critical to a number of oilfield processes, and is directly affected by the heat provided by the burner flame inside the vessel.

Our products help monitor and manage this burner flame, reducing the need for employee interaction with the burner, such as for re-ignition or temperature monitoring.  As a result, oil and gas producers achieve greater operational efficiencies, increased safety, and improved compliance.  We believe there is a growing trend in the oil and gas industry toward process automation, and burner management automation fits squarely within this trend.  Also, there is an increasing need for skilled combustion technicians.  In addition to selling products, we train and dispatch combustion technicians to address this industry need in both Canada and throughout the continental United States.

Before we began designing and selling burner management products, our primary focus was on providing installation and maintenance services for the products and systems of other manufacturers.  After providing installation and maintenance services for several years, we decided to pursue the development of burner management technologies for the oil and gas industry, and we began work on a proprietary burner management system to monitor and manage the burner flames used in oilfield vessels.  Our principal objectives in developing our proprietary burner management system were to:

•	provide a safe, efficient and code-compliant method to monitor and/or manage burner flames in the industry; and

•	ensure the system could be easily controlled by oilfield operators.

With these objectives in mind, we initially developed the PF1100 burner management system in 2005.  During our fourth fiscal quarter 2011, we introduced the PF2100 burner management system.  The PF2100 offered increased expandability, remote access and data logging features compared to the PF1100 model.  The PF2100 system has proven more versatile and capable than the PF1100, and allows the end-user to more easily manage a wider variety of combustion vessels.  It also complies with CSA and UL ratings.  While we still support our PF1100 system, we no longer manufacture or sell it.

During our second fiscal quarter 2013, we released the PF1300.  The PF1300 is a new flare-ignition system that provides fundamental ignition capabilities for combustor and open-flare vessels, and can relay flame-status.

In May 2013, we expanded our product line, announcing the PF1800.  The PF1800 is a mid-range burner management system option that provides fundamental burner management functionality, such as burner re-ignition and temperature management.  As a simplified burner management system, we do not expect the PF1800 to become a flagship product but rather to fill a void in the industry’s burner management needs.  The PF1800 became available for sale in June 2013.

Our systems have become widely used in Western Canada, and well-received in the United States market, with sales to such companies as Chesapeake, Anadarko, Exxon-Mobil, Shell, ConocoPhillips, Devon Energy, Petro-Canada, Encana and others, often delivered by one of our distributors, such as Cameron.  Our systems have also been sold and installed in other parts of the world, including France, Italy, England, Russia, the Middle East, Australia, China, and Brazil.

We believe our burner management systems and flare-ignition system offer certain advantages to other burner management systems on the market including that they:

•	meet or exceed all current relevant codes and standards, while many competing products are not certified to industry codes;

•	easily install with clearly marked component I/O;

•	have easily accessible and removable terminal connections;

•	rapidly shut down on flame-out;

•	use DC voltage spark ignition;

•	accommodate solar panel or thermoelectric generator applications with a low-power design;

•	enable auto-relight or manual operation; and

•	include transient protected fail-safe circuits.

In addition to the PF2100 and PF1800 burner management systems and our PF1300 flare-ignition system, we design other technologies and products for sale, including:

•	specialized burner management systems intended for use in specific firetube vessels (e.g., incinerators);

•	valve train products, including valves, valve actuators, gauges, and installation products; and

•	miscellaneous componentry such as:

	o	solar-power generation kits,

	o	add-on cards to expand the functionality of a given system, and

	o	a proprietary airplate that meters secondary airflow to the burner, allowing for more optimized combustion and reduced emissions.

In addition to offering product, we provide maintenance on the burners of vessels where our product is installed.

We continually assess market needs and look for opportunities to provide quality solutions to the oil and gas producing companies we serve.  Upon identifying a potential market need, we begin researching the market and developing products that might have feasibility for future sale.

Principal Markets and Distribution Methods

Initially we focused our sales efforts primarily in Western Canada.  Given our success in that market, we determined to expand our sales efforts to other markets, including the U.S. market.  Pursuant to our development strategy, we purchased office and warehouse space in Lindon, Utah in 2010 and opened an office in Houston, Texas in 2012 to serve our current and potential clients in those regions.  In 2013, we expanded our warehouse space in Texas.  In 2014, we opened another warehouse facility in Texas to support our growing service team as well as a satellite sales office in Oklahoma and Pennsylvania. We realized an increase in our U.S. sales during the 2013 fiscal year, and attribute this increase to (1) increased sales people, (2) a growing network of sales contacts in the U.S., and (3) an increased ability to sell our products on economic merits, rather than regulatory pressures.  We anticipate continued sales growth in both Canadian and U.S. markets, but expect the latter will grow more quickly than the former.  We anticipate both markets will continue to present suitable demand for our products, although local environments, regulations, and needs will impact the product mixes that will prevail in individual markets.

Currently, we are looking to increase the scalability of our business model as we prepare to serve an expanding customer base with our growing product lines.  Recurring revenue models, sales through distributors, and other high-scale strategies could play a more significant role in revenue generation as we seek new levels of market penetration, revenue and net income.

In addition to our existing network of authorized distributors, which distribute through North America and Brazil, we are developing or pursuing a number of additional distribution relationships in various countries, including Australia, Mexico and Russia.  We believe that by maintaining strong relationships with our current customers, consistently delivering exceptional products, and pursuing highly scalable revenue strategies, we will see continued—and increased—growth in year-over-year revenues.

Competition

Based on our experience, we believe most of the other companies in our industry are either small-sized service companies or product retailers who sell products but have limited service department to support their products.  In the U.S. market, we are beginning to see several companies that are marketing related and somewhat similar products.  They include SureFire, Platinum, ACL and TitanLogix.  These competitors are focused regionally and tend to focus on areas close to their headquarters.  While we believe price is a significant component of competition within our industry, we believe the most important competitive factors are performance, quality, reliability, and durability.  To that end, we have primarily sought to create high-quality innovative products, then sought to constrain costs without comprising those primary characteristics.  We expect to continue to remain highly competitive in the industry.

We recognize that the oilfield services industry is highly competitive.  As our segment within this industry grows and matures we expect additional companies will seek to enter this market.  Many of these companies may be more highly capitalized, more experienced, more recognized or better situated to take advantage of market opportunities.

Sources and Availability of Raw Materials

We do not have contracts in place with the parties from whom we acquire the parts used to manufacture our products.  We believe, however, there are adequate alternative sources for the parts needed to manufacture our products available to us should they be needed.  In the past, we have not experienced any sudden or dramatic increase in the prices of the major parts or components for our systems.  Because many of the component parts we use are relatively low-priced, we do not anticipate that a sudden or dramatic increase in the price (or decrease in supply) of any particular part would have a material adverse effect on our results of operations or financial condition even if we were unable to increase our sale prices proportionate to any particular price increase.  If we experienced a significant increase in the cost of a significant number of the parts we use to build our systems, such could have a material adverse impact on our results of operations or financial condition until we are able to adjust our sales prices accordingly.

We contract with a third-party fabricator to manufacture our burner management and flare-ignition systems, specifically the  PF2100, PF1800 and PF1300.  This has helped to improve manufacturing efficiencies.  Under the direction of our product engineers, the manufacturer is able to procure all electronic parts, specialty cases and components, and from those, assemble the complete system.  Using specialty equipment and processes provided by us, the system is tested on-site by the manufacturer and if the finished product is acceptable, it is shipped to us for distribution.  Orders to the manufacturer are typically made in increments of 500 to 1,000 systems.  Shipments are usually limited to 250 systems, so that in the event any one shipment is lost or damaged, inventory levels are not seriously impacted.  The entire process is typically completed within sixty days of receiving the purchase order.  While we have a contract in place with this manufacturer, should we lose its services, for whatever reason, we believe we inventory sufficient product to meet our customers’ needs in the event of short-term supply chain disruptions.  We also believe we have adequate alternative manufacturing sources available, that while such a loss might result in a temporary short-term disruption, we do not anticipate such would result in a materially adverse impact in our ability to meet demand for our products or results of operations, financial condition and cash flows for a significant period of time.  We periodically survey alternative manufacturing options to ensure that our current fabricator is competitive in price, manufacturing quality and fulfillment speed.

Dependence upon Major Customers

During the fiscal years ended March 31, 2013 and 2012, the following customers accounted for more than 10% of our total revenues:

	Year ended March 31,
Customer	2013	2012

Grit Industries/A-Fire Holdings Ltd.	10%	16%
Heating Solutions International Inc.	12%	22%
Pride of the Hills	10%	2%
Guest Controls	5%	12%

The loss of any one or more of these major customers could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Patents, Trademarks and Other Intellectual Property

Although we believe that the success of our business depends more on the technical competence, creativity and marketing abilities of our employees than on any individual patent, trademark, or copyright, as part of our ongoing research, development and manufacturing activities, we have pursued the acquisition of intellectual property for a number of our products.  We have filed several patent applications directed to various product innovations.  Management will assess the strategic and financial value of each potential patent as the various intellectual properties are developed.

The provisional and/or nonprovisional applications we have filed thus far are intended to protect:

•	a secondary airplate that can dynamically meter air with a unique shuttering mechanism;

•	an improved coil housing and cover that help prevent arcing and protect the coil within the burner management system’s enclosure;

•	a mobile demonstration unit that safely stores and displays a functional burner management system for sales and demonstration purposes; and

•	certain valve-related technologies.

Need for Governmental Approval of our Principal Products or Services

We are required to obtain certain safety certification/rating for our combustion management systems before they are released to the market.  We have received the appropriate CSA and UL certifications for our burner management systems.

Effects of Existing or Probable Governmental Regulation on our Business

As government and industry continue to heighten safety standards, demand for combustion safety controllers and management systems, such as those we produce, continues to grow.  The arena of mixing fire and gas is an area of focus for safety regulators.  Regulation B149.3-10 of the CSA governs the safety precautions that must be met concerning the ignition of the pilot and the main burner in Canada.  It allows a programmable control to be used, if the controller complies with certain certification requirements promulgated by the CSA.

Governing bodies have historically been reticent to establish standards that were too demanding, as safety products and policing capabilities were not readily available.  More recently, however, regulators have begun enacting more stringent compliance, efficiency requirements, emission standards, and other standards that are potentially beneficial to our sales.  We have always focused on providing products and services that exceed existing safety standards, therefore, we believe demand for our products will increase as regulators continue to tighten safety and efficiency standards in the industry.  In addition to satisfying regulatory and safety requirements, we believe oil and gas companies are beginning to recognize the significant increases in efficiency, safety and emission control gains that can be realized through the use of our burner management systems and related products.

Although we believe our growth prospects to be strong in the existing regulatory environments, changes in the regulatory environment could materially impact our results of operations and financial condition.  For example, we believe there could be an increase in our sales if the U.S. were to adopt regulations that required the industry to use burner management products.  We believe that, historically, a significant portion of our Canadian sales have been attributable to such regulation in Canada, and we anticipate such regulatory pressures to continue in Canada.  Similarly, if the regulatory environment were to become less stringent, we could experience a significant decline in the demand for our products, which we would expect would materially and adversely impact our results of operations and financial condition.  As of the date of this prospectus we are not aware of any pending or anticipated major regulatory changes in the near future.

Research and Development

We place strong emphasis on product-oriented research and development relating to the development of new or improved products and systems.  During the years ended March 31, 2013 and March 31, 2012 we spent $315,045 and $164,400, respectively, on research and development programs.  None of these research and development costs were borne by our customers pursuant to customer-sponsored research activities relating to the development of new products, services or techniques or the improvement of existing products, services or techniques.

Cost and Effects of Compliance with Federal, State and Local Environmental Laws

Our business is affected by local, provincial, state, federal and foreign laws and other regulations relating to the gas and electric safety standards and codes presently extant in the oil and gas industry, as well as laws and regulations relating to worker safety and potentially environmental protection.  We cannot predict the level of enforcement of existing laws and regulations or how such laws and regulations may be interpreted by enforcement agencies or court rulings, whether additional laws and regulations will be adopted, or the effect such changes may have on us, our business or financial condition.

Additionally, our customers are affected by laws and regulations relating to the exploration for and production of natural resources such as oil and natural gas.  These regulations are subject to change and new regulations may curtail or eliminate customer activities in certain areas where we currently operate.  We cannot determine the extent to which new legislation may impact customer activity levels, and ultimately, the demand for our products and services.

Historically, we did not incur material direct costs to comply with applicable environmental laws.  There can be no assurance, however, that this will continue to be the case in the future as environmental laws and regulations relating to the oil and natural gas industry are routinely subject to change.

Employees

As of May 14, 2014 we had a total of 92 employees, 86 of whom were full-time employees.

Properties

We operate within approximately an aggregate of 62,000 square feet of space in six facilities. The following table lists the location of each of our six facilities (two of which we own, and four of which are leased by us), the current lease expiration date (to the extent applicable), the facility’s principal use and the approximate square footage of the facility:

Property Location	Lease Expiration	Use	Approximate Square Footage

Lindon, Utah	Owned	Executive Office Warehouse Assembly	35,000
Spruce Grove, Alberta, Canada	Owned	Office Warehouse Assembly	16,000
Houston, Texas	July 31, 2016	Office Warehouse Assembly	5,000
Victoria, Texas	May 31, 2016	Office Warehouse	2,600
Oklahoma City, Oklahoma	February 28, 2015	Sales Offices	860
Tioga, Pennsylvania	April 30, 2015	Office Warehouse Assembly	2,500

As noted under “Prospectus Summary—Recent Developments”, we have expanded and upgraded our facilities and we believe our newly expanded and upgraded facilities are adequate to meet our current and future needs for at least the next twelve months.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.  However, litigation is subject to inherent uncertainties, and an adverse result in matters may arise from time to time that may harm our business.  As of the date of this prospectus, management is not aware of any material pending legal, judicial or administrative proceedings to which the Company or any of its subsidiaries is a party or of which any properties of the Company or its subsidiaries is the subject.

MANAGEMENT

Directors and Officers

Our Board of Directors currently consists of seven directors, three of whom are also officers of the Company.  There are no family relationships among any of our directors, officers or key employees.  The names of our directors, their ages and their respective business backgrounds are set forth below.

Name	Position(s) With the Company	Age	Director Since

Brenton W. Hatch	Chief Executive Officer, President and Chairman of the Board	63	2008
Harold Albert	Chief Operating Officer and Director	51	2008
Andrew W. Limpert	Chief Financial Officer and Director	44	2007
Arlen B. Crouch	Director	80	2013
Stephen E. Pirnat	Director	62	2014
Daren J. Shaw	Director	57	2013
Ronald R. Spoehel	Director	57	2013

Brenton W. Hatch.  Mr. Hatch became the Chief Executive Officer and President of Profire Energy, Inc., in October 2008 and has served as the Chairman of the Board of Directors since November 2008.  Mr. Hatch has been responsible for overseeing the day-to-day operations of the Company since October 2008.  Mr. Hatch co-founded the Company’s wholly-owned subsidiary, Profire Combustion, Inc. in 2002.  Since that time he has served as the Chief Executive Officer and General Manager of Profire Combustion and has been responsible for the day-to-day operations of Profire Combustion since its inception.  Prior to founding Profire Combustion, between 2001 and 2002 Mr. Hatch was a Management Consultant and General Manager of Titan Technologies, Inc., an oilfield service and distribution company in Edmonton, Alberta, Canada.  In this position, Mr. Hatch performed an in-depth analysis of the operations and management of all divisions of Titan Technologies.  Based on his analysis, Mr. Hatch implemented company-wide operational changes to improve company performance.  From 1989 to 2000 Mr. Hatch served as President and Chief Executive Officer of Keaton International, Inc., an educational services company based in Edmonton, Alberta, Canada.  Mr. Hatch managed all executive functions of the company and particularly focused on the development and management of the company’s educational services.  During his time at Keaton International, Mr. Hatch led corporate networking and marketing campaigns world-wide.  Mr. Hatch earned a Bachelor’s Degree in Education from the University of Alberta in 1974.  Mr. Hatch is not currently, nor has he in the past five years been, a nominee or director of any other SEC registrant or registered investment company.  We considered Mr. Hatch’s experience with the Company, as a founder and as the principal executive officer of Profire Combustion, and his previous management and operational oversight experience in concluding that he should serve as a director of the Company.

Harold Albert.  Mr. Albert became the Chief Operating Officer of Profire Energy, Inc. in October 2008 and a director of the Company in November 2008.  Since that time Mr. Albert has been responsible for research and development of new products and services as well as overseeing Company operations in Canada.  Mr. Albert co-founded Profire Combustion, Inc. in 2002.  He has served as the President and Chief Operating Officer of Profire Combustion since that time.  In this capacity Mr. Albert is responsible for research and development of new products and services and overseeing operations.  Prior to founding Profire Combustion, Mr. Albert worked in the oil services industry for Titan Technologies, Inc. from 1996 to 2002.  During that time Mr. Albert served as an Associate Manager overseeing the company’s burner division.  From 1993 to 1996 Mr. Albert was employed with Natco Canada doing start up and commissioning of oil and gas facilities in both Canada and Russia.  Mr. Albert is not, nor has he in the past five years been, a nominee or director of any other SEC registrant or registered investment company.  We considered Mr. Albert’s experience with the Company, as a founder and principal operating officer of Profire Combustion and his previous management and operational experience in concluding that he should serve as a director of the Company.

Andrew W. Limpert.  Mr. Limpert graduated from the University of Utah with a Bachelors of Science degree in Finance in 1994.  He earned a Masters of Business Administration with an emphasis in Finance from Westminster College in 1998.  Mr. Limpert joined the Company in November 2007 and has served as an executive officer and director of the Company since that time.  As Chief Financial Officer, Mr. Limpert is responsible for strategic financial and business planning, business expansion and financial reporting.  From 1998 to 2008, Mr. Limpert was employed with an advisory firm providing strategic and financial advice for several investment banks.  For the past 15 years he has founded, consulted on and funded numerous businesses in the private and public arenas.  In 2007 he became the chairman of the Board of Directors of Nine Mile Software Inc., a rebalancing and mutual fund trading software developer.  Nine Mile Software became an SEC registrant during 2008.  He resigned as Chairman of Nine Mile in April 2011.  During the past five years Mr. Limpert has served as a director and interim CEO of Ohr Pharmaceutical Inc., a New York based biotech incubator.  Ohr Pharmaceutical is also an SEC registrant.  Mr. Limpert resigned as an officer and director of Ohr Pharmaceutical in April 2010.  Mr. Limpert also serves on the Board of Directors of several non-profit organizations working in the areas of substance recovery and fitness and sports for youth, the Utah County Chamber of Commerce and the Bill & Vieve Gore School of Business at Westminster College.  Mr. Limpert is not, nor has he in the past five years been, a nominee or director of any registered investment company.  We considered Mr. Limpert’s extensive investment experience and his related finance and educational background in concluding that he should serve as a director of the Company.

Arlen B. Crouch.  Mr. Crouch served as President and CEO of Franklin Quest Co., now FranklinCovey Co. (NYSE:FC), where he played a key role in the Company’s IPO and listing on the NYSE. Prior to his appointment as President and CEO, he served in a variety of senior management roles including COO and Executive VP. At the time Mr. Crouch stepped down in 1997 to serve a three-year assignment in Washington DC for the LDS Church, the Company had a market capitalization in excess of $500 million. Previously he served as a First Vice President and Regional Director of Merrill Lynch & Co., Inc., with responsibilities for retail operations in the Southern California region. Mr. Crouch has also served as Chair of the Salt Lake Chamber of Commerce.  We considered Mr. Crouch’s extensive management experiences as well as his experience and leadership in the financial services industry in determining that he should serve as a director of the Company.

Stephen E. Pirnat.  Mr. Pirnat serves as the Managing Director of Europe, the Middle East and Africa for the Quest Integrity Group of Team Inc. (NYSE:TISI). Mr. Pirnat has held the position of President of Quest Integrated Inc., a technology incubator and boutique private equity firm and President of the newly formed Quest Metrology Group LLC. From February 2000 to September 2009, Mr. Pirnat served as President and Chief Executive Officer of the John Zink Company LLC, a wholly owned subsidiary of Koch Industries and a worldwide leader in the supply of combustion and air pollution control equipment to the energy industry. In that former capacity, Mr. Pirnat was a board member of Quest Integrity Group. Mr. Pirnat, a long-time executive with Ingersoll-Rand and Ingersoll-Dresser Corporation, went to John Zink from a previous post as President and Chief Executive Officer of Pangborn Corporation, a leading supplier of surface preparation equipment and associated services to the automotive and aircraft industries. Mr. Pirnat began his career as an applications engineer with the Pump and Condenser Group of Ingersoll-Rand, where he advanced through a variety of sales, marketing, engineering and operational positions with that company and its successor, Ingersoll-Dresser. These positions included Vice President of Ingersoll-Rand’s Standard Products Division, Vice President of Marketing for Ingersoll-Dresser Pumps, President of Ingersoll-Dresser Canada Ltd., and Vice President and General Manager of Ingersoll-Rand Engineered Equipment Division. He has been a Director of ClearSign Combustion Inc. (NASDAQ:CLIR) since November 2011. Mr. Pirnat holds a BS in Mechanical Engineering from the New Jersey Institute of Technology. We considered Mr. Pirnat’s extensive experience and leadership in the energy and engineering sectors and on the boards of directors of public and private companies in determining that he should serve as a director of the Company.

Daren J. Shaw.  Mr. Shaw has served for more than 25 years in leadership capacities with several financial services firms.  Mr. Shaw currently serves as a Managing Director of Investment Banking at D.A. Davidson & Co., a middle-market full-service investment banking and brokerage firm.  During his term as Managing Director at D.A. Davidson & Co., Mr. Shaw has served on the Senior Management Committee and Board of Directors and as the lead investment banker in a wide variety of transactions including public stock offerings, private placements, and mergers and acquisitions.  Mr. Shaw joined D.A. Davidson & Co., in 1997.  Mr. Shaw also served for 12 years with Pacific Crest Securities (formerly known as Gallagher Capital Corp.), in various roles, including Managing Director.  Since 2012, Mr. Shaw has served as a member of the Board of Directors of The Ensign Group, Inc., a provider of skilled nursing and rehabilitative care services with more than 100 facilities located in 11 states.  He currently serves as Chairman of The Ensign Group’s Audit Committee and also serves on The Ensign Group’s nominating and corporate governance, compensation, and special investigation committees.  The Ensign Group is an SEC registrant.  Mr. Shaw has also served as a member of the Board of Directors of Agri-Services, Inc., an agricultural equipment dealer based in Twin Falls, Idaho, since 2010, and as a member of the Board of Directors of Cadet Manufacturing, a zonal electric heater manufacturer based in Vancouver, Washington, since 2005.  Mr. Shaw is 57 years old.  We considered Mr. Shaw's extensive experience and leadership in the financial services industry and on the boards of directors of public and private companies in determining that he should serve as a director of the Company.

Ronald R. Spoehel. Mr. Spoehel is a private investor with over 30 years of board, executive management, and investment banking experience, from Fortune 500 to technology startups.  From 2007 to 2009, he served as the Presidentially-appointed Senate-confirmed Chief Financial Officer of the National Aeronautics and Space Administration. Prior to NASA, Mr. Spoehel served as an executive officer in various general management positions and on the Boards of Directors of public and private operating companies in the U.S. and Europe.  Among various companies with worldwide operations, he has served as EVP-CFO and on the Boards of ManTech International (NASDAQ:MANT) and ICx Technologies, Inc.; as VP-Corporate Development of Harris Corporation (NYSE:HRS); and, as CEO and on the Board of Optinel Systems.  Mr. Spoehel began his career as an investment banker for ten years primarily focused on energy and technology sectors.  Mr. Spoehel is an honors graduate of the University of Pennsylvania, where he received his Bachelor of Science degree in economics and MBA from the Wharton School and his Master of Science degree in engineering from the Moore School of Electrical Engineering.  In addition to currently serving on the Board of Global Defense & National Security Systems, Inc. (NASDAQ: GDEF), Mr. Spoehel also serves on the Boards of U.S. and international private companies.  We considered Mr. Spoehel’s extensive experience and leadership in the energy and technology sectors and on the boards of directors of public and private companies in determining that he should serve as a director of the Company.

Involvement in Certain Legal Proceedings

During 2012 Mr. Limpert entered into a settlement agreement with the Commission in connection with administrative proceedings commenced against him in 2011 for alleged events occurring between 2004 and 2008.   After a comprehensive investigation and full cooperation with the Commission, Mr. Limpert, based on the advice of his counsel, believed the settlement was in his best interest under the circumstances.  While not admitting to or denying the Commission’s findings, Mr. Limpert consented to disgorgement, penalties and interest for certain fees earned.  The penalties assessed were within the lowest tier statutorily allowed.  Mr. Limpert also agreed not to engage in violations of U.S. securities laws and to be temporarily barred from certain specific activities such as association or employment with any broker, dealer, investment adviser, investment company, etc., and from participating in an offering of penny stock as an unrelated collateral bar.  The settlement agreement provides that Mr. Limpert may reapply for licensure for any of the above after one calendar year, subject to compliance with the terms and conditions set out in the settlement agreement.  None of the violations alleged against Mr. Limpert related to his involvement with the Company.

The Board of Directors believes Mr. Limpert continues to be capable to serve on the Company’s Board of Directors and as the Company’s CFO, which entails the following responsibilities:

•	managing corporate financial controls, forecasts and reporting,

•	overseeing financial and feasibility analyses of all material projects, especially in entering new regions and making significant personnel decisions,

•	overseeing the materials, timing, and execution of corporate communication,

•	overseeing engagements and communication with the financial community (e.g., stockholders, brokers, fund managers, etc.),

•	managing corporate sales strategies, and

•	other responsibilities, as assigned by the CEO or Board of Directors.

Mr. Limpert has been an integral part of the Company’s creation of value and is an asset to the Company’s ongoing development. The Board of Directors sees the aforementioned as an unrelated incident to the Company.

EXECUTIVE COMPENSATION

The following table presents compensation information for our last two years for our principal executive officer and our other executive officers.  These individuals are referred to herein as “named executive officers.”

Summary Compensation Table

	Year	Salary	Bonus	All Other Compensation	Total

Brenton W. Hatch	2014	$260,346	$10,000	$61,840	$332,186
CEO and Director	2013	$202,539	$149,850	$25,200	$377,589

Andrew W. Limpert	2014	$235,059	$10,000	$47,748	$292,807
CFO and Director	2013	$168,000	$40,000	$16,800	$224,800

Harold Albert	2014	$251,624	$9,498	$52,723	$313,845
COO and Director	2013	$203,795	$149,850	$34,066	$387,711

Breakdown of All Other Compensation

Name	Year	Vehicle Allowance, Fuel, Maintenance and Related Costs	Cell Phone Expenses	Medical Insurance Premiums	Benefit Allowance

Brenton W. Hatch	2014	$20,311	$3,416	$13,200	$22,390
	2013	$9,600	$3,600	$12,000	$-

Andrew W. Limpert	2014	$14,799	$4,392	$6,557	$22,000
	2013	$-	$-	$7,200	$-

Harold Albert	2014	$20,110	$3,054	$8,663	$20,896
	2013	$20,379	$3,669	$10,018	$-

As of the fiscal year ended March 31, 2014, we had a Compensation Committee chaired by Mr. Ronald R. Spoehel, an independent board member.  The Compensation Committee is evaluating officer and employee compensation issues subject to the approval of our Board of Directors.  Company Management discussed with the Compensation Committee the employee benefit programs and officer and employee compensation.  In the past, our CEO has made recommendations to the Board of Directors regarding his own compensation and we had no policy prohibiting the CEO from doing so.

Salary

Salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers.  The salary for each officer is set at the time the individual is hired based on the factors discussed in the preceding sentence and the negotiation process between the Company and the officer.  Thereafter, changes to annual salary, if any, are determined based on several factors, including evaluation of performance, anticipated financial performance, economic condition and local market and labor conditions.  During the 2013 fiscal year, the employment agreements of Mr. Hatch, Mr. Albert and Mr. Limpert provided for a full-time monthly salary of $17,000 per month.  During fiscal 2013, Mr. Limpert was not employed by the Company on a full-time basis.  His salary was adjusted to reflect the amount of time dedicated to his employment with the Company.  As discussed in more detail below under the heading “Employment Agreements”, in June 2013 the Company executed new employment agreements with Messrs. Hatch, Albert and Limpert, retroactive to May 1, 2013.  The new employment agreements provide that Messrs. Hatch and Albert will each receive an annual salary of $270,000 per year and Mr. Limpert will receive an annual salary of $240,000 per year. These salaries may be adjusted upward by the Company’s Board of Directors at their discretion.

Bonuses

We may also make cash awards to our named executive officers and employees that are not part of any pre-established, performance-based criteria.  Awards of this type are completely discretionary and subjectively determined by our Compensation Committee, Board of Directors, or management at the time they are awarded.   During the 2014 fiscal year, executives received bonuses of $10,000 to Mr. Hatch, $9,498 to Mr. Albert and $10,000 to Mr. Limpert.  The bonuses in 2014 were awarded in recognition of the efforts of the named executive officers for revenue expansion, leadership and product innovation.  We were under no obligation to award the cash bonuses and we are not under an obligation to award future cash bonuses.

Employer Benefit Plans

At the current time, we do not provide any retirement, pension, or other benefit plans to our named executive officers; however, the Board of Directors may adopt plans as it deems reasonable under the circumstances.

Outstanding Equity Awards at March 31, 2014

None of our named executive officers held outstanding equity awards at March 31, 2014.

Employment Agreements

We entered into employment agreements with Mr. Hatch and Mr. Albert in November 2008, and with Mr. Limpert in January 2009.  These employment agreements provided for an initial employment term of three calendar years from the date of the agreements.  With the expiration of the initial term, the agreements were self-renewing for additional one year periods for ten years unless terminated in accordance with the terms of the agreements.

On June 28, 2013, we executed new employment agreements with Messrs. Hatch, Albert and Limpert (the “new employment agreements”), which were retroactively effective to May 1, 2013.  Except as disclosed herein, the terms and conditions of the new employment agreements are not materially different than the employment agreements we previously had in place with Messrs. Hatch, Albert and Limpert (the “old employment agreements”).

As with the old employment agreement, the new employment agreements of Mr. Hatch and Mr. Albert provide that they will devote, on a full-time basis, their best ability and talents to the business of the Company.  The agreements prohibit the individuals from providing consulting services or accepting employment with any other party unless pre-approved by the Company.  Mr. Limpert’s old employment agreement provided that he would initially be employed on a part-time, as needed basis.  The new employment agreement of Mr. Limpert provides for full-time employment under the same terms and obligations as Messrs. Hatch and Albert.

Under the old employment agreements, in addition to a monthly salary, Messrs. Hatch, Albert and Limpert were entitled to reimbursement of all reasonable and necessary out-of-pocket personal expenses up to $3,000 per month for Mr. Hatch and Mr. Albert and up to $2,000 per month for Mr. Limpert.  Expense items exceeding these limits were required to receive Company approval.  The old employment agreements provided for an $800 per month auto allowance for Messrs. Hatch, Albert and Limpert and that they would each be entitled to equal treatment with other principal officers of the Company with regard to medical and dental plans and benefits, retirement or similar plans, life insurance, sick leave, vacation or disability.  Under the old employment agreements, the Company was to provide $1,000 per month for health/dental premiums and $1,000 per month matching retirement benefits when the Company establishes such a plan.

The new employment agreements provide that Messrs. Hatch, Albert and Limpert are entitled to:

•	an automobile allowance of up to $1,200 per month;

•
payment of or reimbursement for certain reasonable and necessary out-of-pocket expenses incurred in the performance of their duties, as detailed in the new employment agreements, subject to presentment of appropriate vouchers or receipts;

•	a $2,000 per month personal allowance;

•	payment of the employee’s medical and dental insurance premiums; and

•	four weeks of paid vacation or leave time each year.

The new employment agreements also allow the Board to consider the award of a year-end annual cash bonus based on performance.  No specific performance criteria are set forth in the employment agreements.

As with the old employment agreements, the new employment agreements contain confidentiality, non-disclosure, non-compete, non-solicitation, information return and intellectual property assignment provisions.

Change in Control Agreements and Severance Payments

Both the old and new employment agreements of Messrs. Hatch, Albert and Limpert contain provisions for payment in the event of termination of employment.  Under the new employment agreements, Messrs. Hatch, Albert or Limpert are entitled to the following payments in the event of termination of employment:

•
Without cause.  The employee may be terminated without cause by the Company at any time, but with 90 days prior written notice.  If terminated without cause, the Company shall pay the employee, as a severance allowance, his then current monthly base salary, and health and other benefits for the two-week period following the month of termination and including the month in which notice of termination occurs if employed for a continuous period of six months or more.

•
For cause upon prior written notice.  If terminated for cause the individual shall be entitled to receive his then current monthly base salary and any employee rights or compensation which would vest in the month of termination pro-rated through the date of termination but off-set by any amounts which have been appropriated or wrongfully taken by the employee or which arise out of damages to the Company through the errors or omissions of the employee.

•
By resignation.  If the employee resigns, he shall be entitled to receive his current monthly base salary and any other compensation or right which would vest in the month the resignation becomes effective, pro-rated to the date of last service.  In the event of a resignation, employment shall terminate on the earlier of, 30 days following the written submission of resignation or the date the resignation is accepted by the Company.

•
For disability or death.  The Company shall have the option to terminate the employment agreement should the employee no longer be able to perform his essential functions.  In the event of termination for death or disability the employee shall be entitled to the same compensation and benefits as if the agreement had been terminated without cause.

We do not have agreements, plans or arrangements, written or unwritten, with any of Messrs. Hatch, Albert or Limpert that would provide for payments or other benefits to any of them in the event of a change in control of the Company or a change in their responsibilities following a change in control of the Company.

Director Compensation

All compensation earned by Messrs. Hatch, Albert and Limpert was compensation for services rendered in their capacity as employees of the Company.  They received no compensation for serving on our Board of Directors during the 2014 or 2013 fiscal years.  Subsequent to March 31, 2013,  Mr. Daren Shaw, Mr. Ronald R. Spoehel, Mr. Arlen Couch, and Mr. Stephen Pirnat joined our Board of Directors.  We currently pay them a fee of $2,000 per month and an annual stock option grant of 100,000 shares.

The following table summarizes the compensation paid to or earned by our non-employee directors for the year ended March 31, 2014.

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total

Arlen B. Crouch	$10,000	$166,670	$176,670
Stephen E. Pirnat	$4,000	$217,854	$221,854
Daren J. Shaw	$16,000	$138,489	$154,489
Ronald R. Spoehel	$12,000	$166,670	$178,670

(1)   Includes amounts paid pursuant to the decision made by the Chairman of the Board in conjunction with the Compensation Committee. Each non-employee director receives $2,000 a month in consideration of the service as a member of the Board of Directors.

(2) These amounts are based on the grant date fair value of the option awards granted during the fiscal year ended March 31, 2014, calculated in accordance with FASB ASC Topic 718. The Company estimates the fair value of each stock award at the grant date by using the Black-Scholes option pricing model. As of March 31, 2014, our non-employee directors held options that had been granted by us as director compensation to purchase the following number of shares of our common stock: Mr. Crouch—options to purchase 100,000 shares; Mr. Pirnat—options to purchase 100,000 shares; Mr. Shaw—options to purchase 100,000 shares; Mr. Spoehel—options to purchase 100,000 shares.

Securities Authorized for Issuance under Equity Compensation Plans

As of March 31, 2014, the following securities were authorized for issuance under equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in columns (a)) (c)

Equity compensation plans approved by security holders	2,903,715	$1.319	997,000
Equity compensation plans not approved by security holders	-0-	n/a	-0-
Total	2,903,715	$1.319	997,000

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of June 17, 2014, by:

•	each stockholder we know to own beneficially 5% or more of our common stock;

•	each of our named executive officers and directors individually;

•	all of our named executive officers and directors as a group; and

•	each selling stockholder.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of June 17, 2014 are deemed to be outstanding and beneficially owned by the person holding the options. Shares issuable pursuant to stock options or warrants are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below will have sole voting and investment power with respect to all shares of common stock that they will beneficially own, subject to applicable community property laws.

The underwriters have a 45-day option to purchase up to 675,000 additional shares of common stock at the public offering price solely to cover over-allotments, if any. The underwriters  have agreed to purchase the over-allotment shares, if any, from the selling stockholders identified above.  We will not receive any proceeds from the sale of the shares, if any, by the selling stockholders.

	Number of Shares of Common Stock Beneficially Owned Before the Offering		Shares to be Sold If Underwriters’ Option Is Exercised In Full	Beneficial Ownership After This Offering If Underwriters’ Option Is Exercised In Full
Name of Beneficial Owner	Shares	Percent	Shares	Shares	Percent
5% or Greater Stockholders
N/A	—	—	—	—	—
Named Executive Officers and Directors
Brenton W. Hatch(1)	15,450,000	32.3%	270,000	15,180,000	28.9%
Harold Albert(2)	15,325,000	32.0%	270,000	15,055,000	28.6%
Andrew W. Limpert (3)	3,581,937	6.8%	135,000	3,446,937	6.6%
Arlen B. Crouch (4)	50,000	*	—	50,000	*
Stephen E. Pirnat (5)	50,000	*	—	50,000	*
Daren J. Shaw (6)	50,000	*	—	50,000	*
Ronald R. Spoehel(7)	50,000	*	—	50,000	*
All executive officers and directors as a group (7 persons)	34,556,937	71.9%	675,000	33,881,937	64.4%
________________________

*           Less than 1%.

(1)	The address of Brenton W. Hatch is 321 South 1250 West, Suite 1, Lindon, UT 84042.

(2)	The address of Harold Albert is Bay 12, 55 Alberta Ave., Spruce Grove, Alberta, Canada T7X3A6.

(3)	The address of Andrew W. Lipert is 321 South 1250 West, Suite 1, Lindon, UT 84042.

(4)
The address of Arlen B. Crouch is 321 South 1250 West, Suite 1, Lindon, UT 84042. Includes 50,000 shares of common stock issuable upon exercise of options that may be exercised within 60 days of June 17, 2014.

(5)
The address of Stephen E. Pirnat is 321 South 1250 West, Suite 1, Lindon, UT 84042. Includes 50,000 shares of common stock issuable upon exercise of options that may be exercised within 60 days of June 17, 2014.

(6)
The address of Daren J. Shaw is 321 South 1250 West, Suite 1, Lindon, UT 84042. Includes 50,000 shares of common stock issuable upon exercise of options that may be exercised within 60 days of June 17, 2014.

(7)
The address of Ronald R. Spoehel is 321 South 1250 West, Suite 1, Lindon, UT 84042. Includes 50,000 shares of common stock issuable upon exercise of options that may be exercised within 60 days of June 17, 2014.

DILUTION

The net tangible book value of our common stock as of December 31, 2013 was $23,767,322, or $0.49 per share. Net tangible book value per share represents our total tangible assets less our total tangible liabilities, divided by the number of shares of common stock before giving effect to the conversion of all outstanding shares of common stock upon the completion of this offering.

Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers in this offering and the pro forma net tangible book value per share of our common stock immediately after the completion of this offering. After giving effect to our assumed issuance and sale of 4,545,000 shares of common stock in this offering at an assumed public offering price of $            per share and after deducting estimated offering expenses payable by us, our pro forma  net tangible book value as of             , 2014 would have been approximately $          or $            per share of common stock. This represents an immediate increase in net tangible book value of $            per share to existing stockholders and an immediate dilution in net tangible book value of $              per share to purchasers of common stock in this offering at the assumed offering price, as illustrated in the following table:

Public offering price per share			$
Net tangible book value per share as of December 31, 2013, before this offering		$$0.49
Increase per share attributable to new investors	$
Pro forma net tangible book value per share at December 31, 2013 after giving effect to the offering			$
Dilution in net tangible book value per share to new investors			$

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Related Party Transactions

Except for the employment agreements described in “Executive Compensation—Employment Agreements” there have been no other transactions since April 1, 2012, or any currently proposed transaction, or series of similar transactions, to which the Company was or is to be a party, in which the amount involved exceeds $120,000 and in which any current or former director of officer of the Company, any 5% or greater stockholder of the Company or any member of the immediate family of any such persons had, or will have, a direct or indirect material interest.

Director Independence

The Board has determined that four of our current directors would qualify as an independent director as that term is defined in the listing standards of The NASDAQ Stock Market.  Those four directors are Daren J. Shaw, Arlen B. Crouch, Ronald R. Spoehel and Stephen E. Pirnat.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the rights of our common stock and preferred stock and related provisions of our articles of incorporation and our bylaws.  For more detailed information, please see our articles of incorporation and our bylaws.

Our authorized capital consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Dividend Rights.  Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as our Board of Directors may from time to time determine.

We have not declared a cash dividend on any class of common equity in the last two fiscal years.  There are no restrictions on our ability to pay cash dividends, other than any state law that may be applicable.  Under Nevada law, dividends may be paid to the extent that a corporation’s assets exceed it liabilities and it is able to pay its debts as they become due in the usual course of business.  We do not anticipate paying any dividends in the foreseeable future; it intends to retain the earnings that could be distributed, if any, for operations.

Voting Rights.  Each common stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders.  Cumulative voting for the election of directors is not provided in our articles of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

No Preemptive or Similar Rights.  Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Right to Receive Liquidation Preferences.  Upon our liquidation, dissolution or winding up, our assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock and any participating preferred stock outstanding at the time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors.

Preferred Stock

Our Board of Directors may authorize, without further stockholder approval, the issuance from time to time up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designation of series.

Market Information

Our common stock is presently quoted on The NASDAQ Capital Market under the symbol “PFIE”. See the cover page of this prospectus for a recent closing price of our common stock as reported by The NASDAQ Capital Market.

Anti–Takeover  Effects of Our Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of us or changing our Board of Directors and management.

According to our articles of incorporation and bylaws, neither the holders of our common stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our Board of Directors or for a third party to obtain control of us by replacing our Board of Directors.

The authorization of preferred stock with either specified voting rights or rights providing for the approval of extraordinary corporate action could be used to create voting impediments or to frustrate persons seeking to effect a merger or to otherwise gain control of the Company by diluting their stock ownership.

Nevada Anti–Takeover Laws

Certain provisions of Nevada law may have the effect of delaying, deferring or preventing another party from acquiring control of us. These provisions, summarized below, may discourage and prevent coercive takeover practices and inadequate takeover bids.

Nevada law contains a provision governing “acquisition of controlling interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: 20 to 33-1/3%; 33-1/3 to 50%; or more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Article VIII of our articles of incorporation provides that the control share acquisition act shall not be applicable to any acquisition of a controlling interest in us.

Additionally the control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation which (i) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada, and (ii) does business in Nevada directly or through an affiliated corporation.

Therefore, the provisions of the control share acquisition act will not apply to acquisitions of our common stock., In the event our articles of incorporation are amended to provide for the applicability of the control share acquisition act and the other above mentioned requirements are met, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of us. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is OTC Stock Transfer, Inc., telephone number (801) 208-1984.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, acting as joint book running managers, have severally agreed to purchase from us on a firm commitment basis the following respective number of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriters	Number of Shares

Maxim Group LLC
Chardan Capital Markets, LLC

Total

The underwriting agreement provides that the obligation of the underwriters to purchase all of the           common stock being offered to the public is subject to specific conditions, including the absence of any material adverse change in our business or in the financial markets and the receipt of certain legal opinions, certificates and letters from us, our counsel and our independent auditors. Subject to the terms of the underwriting agreement, the underwriters will purchase all of the            common stock being offered to the public, other than those covered by the over-allotment option described below, if any of these shares are purchased.

 Over-Allotment Option

The selling stockholders have granted to the underwriters an option, exercisable not later than 45 days after the effective date of the registration statement, to purchase up to 675,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover of this prospectus. The underwriters agreed to purchase the over-allotment shares from the selling stockholders identified in this prospectus.  We will not receive any proceeds from the sale of the shares, if any, by the selling stockholders.  The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. The selling stockholders will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the other shares of common stock are being offered hereunder.

Commission and Expenses

The underwriting discounts and commissions shall equal 7% of the gross proceeds of this offering.  The discounts and commissions will be paid in the form of 6% in cash and 1% in shares of our common stock.  The shares of common stock to be issued to the underwriters as partial payment of the underwriting discounts and commissions are deemed to be underwriting compensation by the FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). The underwriters (or permitted assignee under the rule) may not sell, transfer, assign, pledge or hypothecate these shares of common stock, nor will they engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of these shares of common stock for a period of 180 days from the date on which the Registration Statement on Form S-1 of which this prospectus forms a part is declared effective by the Securities and Exchange Commission, except to any FINRA member participating in the offering and their bona fide officers or partners.  We have agreed to pay the underwriters the discounts and commissions set forth below, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option. We have been advised by the underwriters that the underwriters propose to offer the common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $     per share under the public offering price of $     per share. The underwriters may allow, and these dealers may re-allow, a concession of not more than $     per share to other dealers. After the offering to the public, the underwriters may change the offering price and other selling terms.
The following table summarizes the compensation we and the selling stockholders will pay:

	Per Share(1)				Total(1)
	Without Over-allotment		With Over-allotment		Without Over-allotment		With Over-allotment

Underwriting Discounts and Commissions paid by us	$		$		$		$
Underwriting Discounts and Commissions paid by selling stockholders		$-		$-		$-		$-

(1)  The fees do not include expense reimbursement as described below.

Pursuant to the terms of the underwriting agreement, we have agreed to reimburse the underwriters for certain out-of-pocket expenses that they incur in connection with this offering, up to a maximum aggregate of $175,000, of which a maximum of $125,000 will be used to pay the underwriters’ legal expenses. In addition, we have agreed to pay up to a maximum amount of $4,200 for background checks of our directors and officers.

We estimate that expenses payable by us in connection with the offering of our shares, other than the underwriting discounts and commissions and the counsel fees and disbursement reimbursement provisions referred to above, will be approximately $         .

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

Prior to the completion of this offering, each of our officers, directors and holders of 7.0% or more of our common stock will agree not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale of or otherwise dispose of or hedge, directly or indirectly, more than 1% of our outstanding common stock, or any securities convertible into or exercisable or exchangeable for more than 1% of our outstanding common stock, subject to certain exceptions, whether any such transaction described above is to be settled by delivery of common stock, in cash or otherwise, within any fiscal quarter during the 180 day period after the date of the final prospectus relating to this offering without the prior written consent of Maxim. This 180-day restricted period will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event relating to us occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters or their affiliates. Other than the prospectus in electronic format, the information on underwriters’ website and any information contained in any other website maintained by it is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as an underwriters and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that may be purchased in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising the over-allotment option and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or preventing or retarding a decline in the market price of our securities. As a result, the price of our shares may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor the underwriters make any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Other Terms

We have agreed to grant to the underwriters the right of participation to act as co-lead managing underwriter and bookrunner or minimally as a co-lead runner and/or co-lead placement agent with at least 33.0% of the economics to be divided between them, for any and all future equity, equity-linked or debt offerings (excluding commercial bank debt), of the Company or any of our successors or any of our subsidiaries for a period of 6 months from the date of commencement of sales of this offering.

Offers Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares offered by this prospectus in any jurisdiction where action for that purpose is required. The shares of common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Other Relationships

Certain of the underwriters have from time to time performed, and may in the future perform, investment banking and other commercial services for us or our affiliates in the ordinary course of business.  In particular on November 18, 2013 we sold 2,172,405 shares of our common stock in a private placement and Maxim Group LLC and Chardan Capital Markets LLC acted as co-Placement Agents for the private placement.  Except for services provided in connection with this offering, none of the underwriters have provided any financing, investment and/or advisory services to us during the 180-day period preceding the filing of the registration statement related to this offering, and as of the date of this prospectus, we do not have any agreement or arrangement with any of the underwriters to provide any of such services during the 90 day period following the effective date of the registration statement related to this offering.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Dorsey & Whitney LLP, Salt Lake City, Utah. The underwriters have been represented by Loeb & Loeb LLP, New York, New York, in connection with this offering.

CHANGE IN ACCOUNTANTS

On July 14, 2011, we dismissed Child, Van Wagoner & Bradshaw, PLLC (“CVWB”) as our independent registered public accounting firm. CVWB audited the Company’s financial statements for the fiscal years ended March 31, 2011 and 2010. The reports of CVWB for the fiscal years ended March 31, 2011 and 2010 did not contain an adverse opinion, disclaimer of opinion, and they were not qualified or modified as to uncertainty, audit scope or accounting principles.

The Board approved the dismissal of CVWB. There were no disagreements between the Company and CVWB on any matter regarding accounting principles or practices, financial statement disclosure, or auditing scope or procedure during the fiscal years ended March 31, 2011 and 2010 or any subsequent interim period preceding the date of dismissal, which disagreements, if not resolved to the satisfaction of CVWB, would have caused CVWB to make reference to the subject matter of the disagreements in connection with its reports.

There were no reportable events (as that term is used in Item 304(a)(1)(v) of Regulation S-K) between the Company and CVWB occurring during the fiscal years ended March 31, 2011 and 2010 or any subsequent interim period preceding the date of dismissal.

On July 14, 2011, we engaged Sadler, Gibb & Associates, LLC, Certified Public Accountants (“SGA”), as the Company’s independent registered public accounting firm. The decision to engage SGA was approved by our Board. During the fiscal years ended March 31, 2011 and 2010 and during any subsequent interim period preceding the date of engagement, we did not consult with SGA regarding either:

•
the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor was oral advice provided that SGA concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or

•	any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K.)

We disclosed this change of accountants in a Current Report on Form 8-K filed with the Securities and Exchange Commission on July 18, 2011. We provided a copy of the Current Report on Form 8-K to CVWB prior to its filing and requested that CVWB furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agreed with the statements made in the report. CVWB furnished a letter confirming that it agreed with the statements made in the Current Report on Form 8-K, and we attached a copy of that letter to said Form 8-K as Exhibit 16.1.

EXPERTS

The consolidated financial statements of Profire Energy, Inc. at March 31, 2013 and 2012, and for each of the years then ended, appearing in this prospectus have been audited by Sadler, Gibb and Associates, LLC, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 with respect to this offering of our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract, agreement or other document are summaries of the material terms of that contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed or incorporated by reference as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

We file periodic reports and other information with the SEC. Such periodic reports and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at http://www.profireenergy.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information and other content contained on our website are not part of the prospectus.

PROFIRE ENERGY, INC.

INDEX OF FINANCIAL STATEMENTS

Audited Financial Statements – March 31, 2013 and 2012	Page

Report of Sadler, Gibb & Associates, LLC, Independent Registered Public Accounting Firm	F-1

Audited Consolidated Balance Sheets as of March 31, 2013 and March 31, 2012	F-2

Audited Consolidated Statements of Operations and Other Comprehensive Income for the two years ended March 31, 2013 and March 31, 2012	F-3

Audited Consolidated Statements of Stockholders’ Equity for the two years ended March 31, 2013 and March 31, 2012	F-4

Audited Consolidated Statements of Cash Flows for the two years ended March 31, 2013 and March 31, 2012	F-5

Notes to Audited Consolidated Financial Statements	F-6

Unaudited Financial Statements – December 31, 2013 and 2012

Condensed Consolidated Balance Sheets as of December 31, 2013 (unaudited) and March 31, 2013 (audited)	F-15

Unaudited Condensed Consolidated Statements of Operations and Other Comprehensive Income (Loss) for the three and nine months ended December 31, 2013 and 2012	F-16

Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended December, 2013 and 2012	F-17

Notes to Unaudited Condensed Consolidated Financial Statements	F-18

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Profire Energy, Inc.

We have audited the accompanying consolidated balance sheets of Profire Energy, Inc. as of March 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Profire Energy, Inc. as of March 31, 2013 and 2012, and the results of their operations and cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT
July 1, 2013

PROFIRE ENERGY, INC. AND SUBSIDIARY
Consolidated Balance Sheets

ASSETS

	March 31,	March 31,
	2013	2012

CURRENT ASSETS

Cash and cash equivalents	$808,772	$1,914,877
Accounts receivable, net	5,879,165	4,236,240
Marketable securities-available for sale	-	840
Inventories	3,463,614	1,968,740
Deferred tax asset	-	12,569
Prepaid expenses	1,967	10,202

Total Current Assets	10,153,518	8,143,468

PROPERTY AND EQUIPMENT, net	2,232,355	1,982,290

TOTAL ASSETS	$12,385,873	$10,125,758

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable	$1,499,330	$645,215
Accrued liabilities	189,489	251,137
Deferred income tax liability	72,857	-
Income taxes payable	161,550	597,830

Total Current Liabilities	1,923,226	1,494,182

TOTAL LIABILITIES	1,923,226	1,494,182

STOCKHOLDERS' EQUITY
Preferred shares: $0.001 par value, 10,000,000 shares authorized: no shares issued and outstanding	-	-
Common shares: $0.001 par value, 100,000,000 shares authorized: 45,250,000 and 45,000,000 shares issued and outstanding, respectively	45,250	45,000
Additional paid-in capital	585,735	74,343
Accumulated other comprehensive income	371,466	484,692
Retained earnings	9,460,196	8,027,541

Total Stockholders' Equity	10,462,647	8,631,576

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$12,385,873	$10,125,758

The accompanying notes are a integral part of these consolidated financials statements.

PROFIRE ENERGY, INC. AND SUBSIDIARY
Consolidated Statements of Operations and Other Comprehensive Income

	For the Years Ended
	March 31,
	2013	2012
REVENUES
Sales of goods, net	$15,740,546	$14,875,652
Sales of services, net	1,146,721	1,049,561
Total Revenues	16,887,267	15,925,213

COST OF SALES
Cost of goods sold	7,034,703	6,170,073
Cost of goods sold-services	1,043,294	717,796
Total Cost of Goods Sold	8,077,997	6,887,869

GROSS PROFIT	8,809,270	9,037,344

OPERATING EXPENSES
General and administrative expenses	3,798,075	2,752,451
Payroll expenses	2,656,762	1,757,855
Loss on sale of fixed assets	13,936	-
Depreciation expense	195,070	159,421

Total Operating Expenses	6,663,843	4,669,727

INCOME FROM OPERATIONS	2,145,427	4,367,617

OTHER INCOME (EXPENSE)
Interest expense	-	(20,370)
Permanent impairment of available for sale securities	(8,438)	-
Rental income	629	3,600
Interest income	25,942	375

Total Other Income (Expense)	18,133	(16,395)

NET INCOME BEFORE INCOME TAXES	2,163,560	4,351,222

INCOME TAX EXPENSE	730,905	1,163,451

NET INCOME	$1,432,655	$3,187,771

OTHER COMPREHENSIVE INCOME
UNREALIZED HOLDING LOSS ON AVALIABLE FOR SALE SECURITIES	$-	$(2,445)
LESS: RECLASSIFICATION ADJUSTMENT FOR NET LOSS INCLUDED IN NET INCOME	8,438	-
FOREIGN CURRENCY TRANSLATION ADJUSTMENT	(121,664)	(147,061)

TOTAL COMPREHENSIVE INCOME	$1,319,429	$3,038,265

BASIC EARNINGS PER SHARE	$0.03	$0.07

FULLY DILUTED EARNINGS PER SHARE	$0.03	$0.07

BASIC WEIGHTED AVERAGE NUMBEROF SHARES OUTSTANDING	45,109,767	45,000,000

FULLY DILUTED WEIGHTED AVERAGE NUMBEROF SHARES OUTSTANDING	45,371,956	45,218,238

The accompanying notes are a integral part of these consolidated financials statements.

PROFIRE ENERGY, INC. AND SUBSIDIARY
Consolidated Statements of Stockholders' Equity

			Additional	Other		Total
	Common Stock		Paid-In	Comprehensive	Retained	Stockholders'
	Shares	Amount	Capital	Income	Earnings	Equity

Balance, March 31, 2011	45,000,000	45,000	(6,187)	634,198	4,839,770	5,512,781

Fair value of options vested	-	-	80,530	-	-	80,530

Unrealized holding losses on available for sale securities	-	-	-	(2,445)	-	(2,445)

Foreign currency translation	-	-	-	(147,061)	-	(147,061)

Net Income for the year ended March 31, 2012	-	-	-	-	3,187,771	3,187,771

Balance, March 31, 2012	45,000,000	45,000	74,343	484,692	8,027,541	8,631,576

Fair value of options vested	-	-	166,187	-	-	166,187

Stock issued for services	250,000	250	345,205	-	-	345,455

Reclassification for net loss included in net income	-	-	-	8,438		8,438

Foreign currency translation adjustment	-	-	-	(121,664)	-	(121,664)

Net Income for the year ended March 31, 2013	-	-	-	-	1,432,655	1,432,655

Balance, March 31, 2013	45,250,000	$45,250	$585,735	$371,466	$9,460,196	$10,462,647

The accompanying notes are a integral part of these consolidated financials statements.

PROFIRE ENERGY, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows

	For the Years Ended
	March 31,
	2013	2012
OPERATING ACTIVITIES

Net Income	$1,432,655	$3,187,771
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation expense	243,838	198,707
Loss on sale of equipment	13,936	-
Bad debt expense	69,975	46,203
Stock issued for services	345,455	-
Stock options issued for services	166,187	80,530
Changes in operating assets and liabilities:
Changes in accounts receivable	(1,494,660)	(2,049,959)
Changes in deferred tax asset	12,569	-
Changes in inventories	(1,528,107)	(703,223)
Changes in prepaid expenses	8,218	(9,341)
Changes in accounts payable and accrued liabilities	736,341	498,981
Changes in income taxes payable	(376,999)	354,466

Net Cash Provided by (Used in) Operating Activities	(370,592)	1,604,135

INVESTING ACTIVITIES
Proceeds from sale of equipment	13,770	-
Purchase of fixed assets	(550,622)	(1,487,628)

Net Cash Used in Investing Activities	(536,852)	(1,487,628)

FINANCING ACTIVITIES	-	-

Effect of exchange rate changes on cash	(198,661)	108,984

NET INCREASE (DECREASE) IN CASH	(1,106,105)	225,491
CASH AT BEGINNING OF YEAR	1,914,877	1,689,386

CASH AT END OF YEAR	$808,772	$1,914,877

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$-	$20,370
Income taxes	$294,625	$703,622

The accompanying notes are an integral part of these consolidated financial statements.

PROFIRE ENERGY, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
March 31, 2013 and 2012

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Profire Energy, Inc. and Subsidiary (“the Company”) is presented to assist in understanding the Company’s financial statements.  The Company’s accounting policies conform to accounting principles generally accepted in the United States of America (U.S. GAAP). On September 30, 2008, The Flooring Zone, Inc. (“the Parent”) entered into an Acquisition Agreement with Profire Combustion, Inc. and the stockholders of Profire Combustion, Inc. (“the Subsidiary”), subject to customary closing conditions. All conditions for closing were satisfied or waived and the transaction closed on October 9, 2008.

Pursuant to the terms and conditions of the Acquisition Agreement, 35,000,000 shares of restricted common stock of the Company were issued to the three stockholders of Profire Combustion, Inc., in exchange for all of the issued and outstanding shares of the Subsidiary. As a result of the transaction, Profire Combustion, Inc. became a wholly-owned subsidiary of the Parent and the stockholders of the Subsidiary became the controlling stockholders of the Company. For accounting purposes, the Subsidiary is considered the accounting acquirer, and the historical Balance Sheets, Statements of Operations and Other Comprehensive Income, and Statement of Cash Flow of the Subsidiary are presented as those of the Company.  The historical equity information is that of Profire Combustion, Inc., the accounting acquiree.  The recapitalization required pursuant to this merger resulted in a negative additional paid-in capital balance.

Organization and Line of Business

The Parent was incorporated on May 5, 2003 in the State of Nevada. The Subsidiary was incorporated on March 6, 2002 in the province of Alberta, Canada.

The Company provides products and services for burners and heaters for the oil and gas extraction industry in the Canadian and U.S. markets.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reportable amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include our wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated.

Basic and Diluted Earnings Per Share

The computation of basic earnings per share of common stock is based on the weighted average number of shares outstanding during the periods presented using the treasury stock method. The computation of fully diluted earnings per share includes common stock equivalents outstanding at the balance sheet date. The Company had 267,135 and 218,238 stock options included in the fully diluted earnings per share as of March 31, 2013 and 2012 respectively. Basic earnings per share for the years ended March 31, 2013 and 2012 are as follows:

 NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	For the Years Ended March 31,
	2013	2012

Net income applicable to common shareholders	$1,432,655	$3,187,771
Weighted average shares outstanding	45,109,767	45,000,000
Weighted average fully diluted shares outstanding	45,371,956	45,218,238
Basic earnings per share	$0.03	$0.07
Fully diluted earnings per share	$0.03	$0.07

Foreign Currency and Comprehensive Income

The Company’s functional currency is the Canadian Dollar (CAD). The financial statements of the Company were translated to U.S. Dollars (USD) using year-end exchange rates for the balance sheet, and average exchange rates for the statements of operations.  Equity transactions were translated using historical rates.  The period-end exchange rates of 0.982898 and 1.00274 were used to convert the Company’s March 31, 2013 and 2012 balance sheets, respectively, and the statements of operations used weighted average rates of 0.982898 and 1.0075 for the years ended March 31, 2013 and 2012, respectively. All amounts in the financial statements and footnotes are presumed to be stated in USD, unless otherwise identified. Foreign currency translation gains or losses as a result of fluctuations in the exchange rates are reflected in the Statement of Operations and Comprehensive Income.

Accounting Method and Fiscal Year

The Company’s financial statements are prepared using the accrual method of accounting.  The Company has elected a fiscal year ending on March 31.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined into the following three categories:

Level 1:	Quoted market prices in active markets for identical assets or liabilities.

Level 2:	Observable market-based inputs or inputs that are corroborated by market data.

Level 3:	Unobservable inputs that are not corroborated by market data.

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision.  Changes in assumptions can significantly affect estimated fair value.

The carrying value of cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value because of the short-term nature of these instruments. Management is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and Cash Equivalents

For purposes of the statement of cash flows, cash and cash equivalents include cash and all debt securities with an original maturity of 90 days or less. As of March 31, 2013 and 2012, cash and cash equivalents totaled $808,772 and $1,914,877, respectively. These deposits were insured by insurance accounts held by the Company’s banks guaranteed by the Province of Alberta, Canada and the FDIC.

Accounts Receivable

Receivables from the sale of goods and services are stated at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts.  The allowance is calculated based on past collectability and customer relationships.  The Company recorded an allowance for doubtful accounts of $133,974 and $65,110 as of March 31, 2013 and 2012, respectively.

Inventories

In accordance with ARB No. 43 “Inventory Pricing,” the Company’s inventory is valued at the lower of cost (the purchase price, including additional fees) or market based on using the entire value of inventory.  Inventories are determined based on the average cost basis.  Inventory consists of finished goods held for sale.  As of March 31 inventory consisted of the following:

	March 31, 2013	March 31, 2012

Raw materials	$-	$-
Finsished goods	3,553,140	2,026,108
Work in process	-	-
Subtotal	3,553,140	2,026,108
Reserve for obselesence	(89,526)	(57,368)
Total	$3,463,614	1,968,740

Marketable Securities

The Company reports its investments in marketable securities under the provisions of ASC 320, Investments in Debt and Equity Securities. All the Company’s marketable securities are classified as “available for sale” securities, as the market value of the securities are readily determinable and the Company’s intention upon obtaining the securities was neither to sell them in the short term nor to hold them to maturity. Pursuant to ASC 320, securities which are classified as “available for sale” are recorded on the Company’s balance sheet at fair market value, with the resulting unrealized holding gains and losses excluded from earnings and reported as other comprehensive income until realized.

The Company evaluates securities for other-than-temporary impairment at least on a yearly basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to the length of time and amount of the loss relative to cost, the nature and financial condition of the issuer and the ability and intent of the Company to hold the investment for a time sufficient to allow any anticipated recovery in fair value. Pursuant to ASC 320-5, other than temporary impairment losses are recorded as impairment expense in the statement of operations during the period in which the impairment is determined. The Company recognized other-than-temporary impairment to marketable securities in the amount of $8,438 and $-0- during the years ended March 31, 2013 and 2012, respectively.

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Long-Lived Assets

We periodically review the carrying amount of our long-lived assets for impairment. An asset is considered impaired when estimated future cash flows are less than the carrying amount of the asset. In the event the carrying amount of such asset is not considered recoverable, the asset is adjusted to its fair value. Fair value is generally determined based on discounted future cash flow. There were no impairments of long-lived assets during the years ended March 31, 2013 and 2012.

Revenue Recognition

The Company records sales when a firm sales agreement is in place, delivery has occurred or services have been rendered, and collectability of the fixed or determinable sales price is reasonably assured.  If customer acceptance of products is not assured, the Company records sales only upon formal customer acceptance.

Cost of Sales

The Company includes product costs (i.e. material, direct labor and overhead costs), shipping and handling expense, production-related depreciation expense and product license agreement expense in cost of sales.

Advertising Costs

The Company classifies expenses for advertising as general and administrative expenses.  The Company incurred advertising costs of $98,222 and $29,210 during the years ended March 31, 2013 and 2012, respectively.

Stock-Based Compensation

The Company follows the provisions of ASC 718, “Share-Based Payment.” which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.  The Company uses the Black-Scholes pricing model for determining the fair value of stock based compensation.

Concentration of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.  The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses.  Sales to the Company’s four largest customers approximated 37% and 52% of total sales for the years ended March 31, 2013, and 2012, respectively.

Income Taxes

The Parent is subject to U.S. income taxes on a stand-alone basis.  The Parent and its Subsidiary file separate stand-alone tax returns in each jurisdiction in which they operate.  The Subsidiary is a corporation operating in Canada and is subject to Canadian income taxes on its stand-alone taxable income.  The effective rates of income tax are 35.7% and 27.6% for the years ended March 31, 2013 and 2012, respectively.

The Company utilizes an asset and liability approach for financial accounting and reporting for income taxes. Deferred income taxes are provided for temporary differences in the basis of assets and liabilities as reported for financial statement and income tax purposes. Deferred income taxes reflect the tax effects of net operating loss and tax credit carryovers and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of certain deferred tax assets is dependent upon future earnings, if any. The Company makes estimates and judgments in determining the need for a provision for income taxes, including the estimation of our taxable income for each full fiscal year.

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Research and Development

All costs associated with research and development are expensed when incurred.  Costs incurred for research and development were $315,045 and $164,400 for the years ended March 31, 2013 and 2012 respectively.

Shipping and Handling Fees and Costs

The Company records all amounts billed to customers related to shipping and handling fees as revenue.  The Company classifies expenses for shipping and handling costs as cost of goods sold.  The Company incurred shipping and handling costs of $299,864 and $189,611 during the years ended March 31, 2013 and 2012, respectively.

Comprehensive Income

Comprehensive income includes net income as currently reported by the Company adjusted for other comprehensive items. Other comprehensive items for the Company consist of foreign currency translation gains and losses and unrealized holding gains and losses on available for sale securities.

Recent Accounting Pronouncements

The Company has evaluated recent accounting pronouncements and their adoption has not had or is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 2 – PROPERTY AND EQUIPMENT

Property and equipment is stated at cost.  Depreciation on property and equipment is computed using the diminishing balance method over the estimated useful lives of the assets.  The estimated useful lives of the assets are as follows:

Assets	Estimated useful life

Furniture and fixtures	5 Years
Machinery and equipment	5 Years
Buildings	25 Years
Vehicles	3 Years
Computers	3 Years

Property and equipment consisted of the following as of March 31, 2013 and 2012:

	2013	2012

Office furniture and equipment	$360,008	$258,127
Service and shop equipment	391,780	314,875
Vehicles	431,255	251,107
Land and buildings	1,760,247	1,721,561
Total property and equipment	2,943,290	2,545,673
Accumulated depreciation	(710,935)	(563,383)
Net property and equipment	$2,232,355	$1,982,290

NOTE 2 – PROPERTY AND EQUIPMENT (CONTINUED)

Depreciation expense for the years ended March 31, 2013 and 2012 are as follows:

	Years Ended March 31,
	2013	2012

Costs of goods sold	$48,768	$39,286
General and administrative	195,070	159,421
Total	$243,838	$198,707

NOTE 3 – STOCKHOLDERS’ EQUITY

The Company had the following $0.001 par value authorized stock:

Preferred Stock 10,000,000 shares.
Common Stock 100,000,000 shares.

During the year ended March 31, 2013, the Company issued 250,000 shares of its common stock for services valued at $345,455.  As of March 31, 2013 and 2012, the Company had issued 45,250,000 and 45,000,000 shares of common stock, respectively.

NOTE 4 – PROVISION FOR INCOME TAXES

Reconciliation of U.S. Federal/Canadian Statutory Income Tax Rate to Effective Income Tax Rate:

	March 31, 2013	March 31, 2012

United States statutory income tax rate	35.0%	35.0%
Increase (decrease) in valuation allowance	0.6	(7.5)
Decreae in rate on income subject to Canadian income tax rates	-	-
Increase (decrease) in rate resulting from non-deductible expenses and deductible adjustments	0.1	0.1
	0.7	(7.4)
Effective income tax rate	35.7%	27.6%

Components of Income Tax Expense	March 31, 2013	March 31, 2012
Federal U.S. Income Taxes
-Current	$30,874	$-
-Deferred	72,857	17,791
Foreign (Canadian and Provincial) Income Taxes	623,438	1,176,020
State Income Taxes
-Current	3,736	-
-Deferred	-	(30,360)

Total Income Tax Expense	$730,905	$1,163,451

The following are temporary items:  non-deductible write-down of marketable securities, increase or decrease in rate resulting from depreciation and loss on equipment for book purposes in excess of depreciation for income tax purposes.  These temporary differences are insignificant, for 2013 and 2012.

NOTE 4 – PROVISION FOR INCOME TAXES (CONTINUED)

The Company adopted the provisions of ASC 740, Accounting for Uncertainty in Income Taxes, on January 1, 2007.  As a result of the implementation of ASC 740, the Company recognized approximately no increase in the liability for unrecognized tax benefits.

The Company has no tax positions at March 31, 2013 and 2012 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.  During the years ended March 31, 2013 and 2012, the Company recognized no interest and penalties.  The Company had no accruals for interest and penalties at March 31, 2013 and 2012.

Net deferred tax liability arising from the accelerated depreciation claimed by the Parent on its stand-alone tax return is $72,857, as of March 31, 2013.  Net deferred tax assets arising from the warrant expense accrual as offset by the accelerated depreciation claimed by the Parent on its stand-alone tax returns is $12,569 as of March 31, 2012.

NOTE 5 – AVAILABLE FOR SALE SECURITIES

The following table sets forth the available for sale securities held by the Company as of March 31, 2013:

Company name	Symbol	Shares	Market Value (USD) as of 3/31/13	Fair market value (USD)

Copper King Mining Corporatoin	CPRK	5,000	$0.000	$-
Deep Blue Marine Inc.	DPBE	120,000	$0.000	-
				$-

The following table sets forth the available for sale securities held by the Company as of March 31, 2012:

Company name	Symbol	Shares	Market Value (USD) as of 3/31/12	Fair market value (USD)

Copper King Mining Corporatoin	CPRK	5,000	$0.000	$-
Deep Blue Marine Inc.	DPBE	120,000	$0.001	835
				$835

During the year ended March 31, 2013 the Company recognized a permanent impairment of the cost of its available for sale securities in the amount of $8,438.

NOTE 6 – SEGMENT INFORMATION

The Company operates in the United States and Canada. Segment information for these geographic areas is as follows:

Sales	2013	2012
Canada	$10,977,476	$15,055,543
United States	5,909,791	869,670
Total	$16,887,267	$15,925,213

Long-lived assests	2013	2012
Canada	$1,560,869	$1,596,209
United States	671,486	386,081
Total	$2,232,355	$1,982,290

NOTE 7 – COMMON STOCK PURCHASE OPTIONS

On October 28, 2009, the Company issued a total of 410,000 stock purchase options exercisable for the purchase of its common stock at $0.40 per share. The options were issued to key employees. The options vest 1/3 each year for 3 years. The Company estimates the fair value of each  stock  award at the  grant  date by  using  the  Black-Scholes  option  pricing model.  The following weighted average assumptions used for grants as of October 28, 2009: dividend yield of zero percent; expected volatility of 127%; risk-free interest rates of 1.35% and expected life of 3.0 years. The Company recognized $18,436 and $40,224 in expense for the fair value of the options vesting during 2013 and 2012, respectively.

On February 15, 2011, the Company issued a total of 600,000 stock purchase options exercisable for the purchase of its common stock at $0.30 per share. The options were issued to key employees. The options vest over 1/5 each year for 5 years. The Company estimates the fair value of each  stock  award at the  grant  date by  using  the  Black-Scholes  option  pricing model.  The following weighted average assumptions used for grants as of February 15, 2011: dividend yield of zero percent; expected volatility of 254%; risk-free interest rates of 2.02% and expected life of 2.5 years. The Company recognized $40,702 and $40,306 in expense for the fair value of the options vesting during 2013 and 2012, respectively.

On September 27, 2012, the Company issued a total of 820,000 stock purchase options exercisable for the purchase of its common stock at $1.25 per share. The options were issued to key employees. The options vest over 1/5 each year for 5 years. The Company estimates the fair value of each  stock  award at the  grant  date by  using  the  Black-Scholes  option  pricing model.  The following weighted average assumptions used for grants as of September 27, 2012: dividend yield of zero percent; expected volatility of 191%; risk-free interest rates of 2.37% and expected life of 2.5 years. The Company recognized $106,501 and $-0- in expense for the fair value of the options vesting during 2013 and 2012, respectively.

A summary of the status of the Company’s stock option plans as of March 31, 2013 and 2012 and the changes during the period are presented below:

	2013	2012

Unexercised options, beginning of year	1,010,000	1,010,000
Stock options issued during the year	820,000	-
Stock options canceled	(25,000)	-
Stock options expired	-	-
Stock options exercised	-	-
Unexercised options, end of year	1,805,000	1,010,000

Exercisable options, end of year	650,000	393,334

The following table summarizes information about the stock options as of March 31, 2013:

Outstanding Options
		Wtd. Avg.
Range of		Remaining	Wtd. Avg.	Aggregate
Exercise		Contractual	Exercise	Intrinsic
Prices	Shares	Life (years)	Price	Value

$0.40	410,000	1.46	$0.40	$164,000
$0.30	600,000	3.88	0.30	180,000
$1.25	795,000	5.49	1.25	993,750
	1,805,000	4.04	$0.74	$1,337,750

NOTE 7 – COMMON STOCK PURCHASE OPTIONS (CONTINUED)

The following table summarizes information about the exercisable stock options as of March 31, 2013:

Exercisable Options
		Wtd. Avg.
Range of		Remaining	Wtd. Avg.	Aggregate
Exercise		Contractual	Exercise	Intrinsic
Prices	Shares	Life (years)	Price	Value

$0.40	410,000	1.46	$0.40	$164,000
$0.30	240,000	3.88	0.30	72,000
$1.25	-	5.49	1.25	-
	650,000	2.35	$0.36	$236,000

The following table summarizes information about non-vested options as of the year ended March 31, 2013:

	Options	Wtd. Avg. Grant Date Fair Value

Non-vested at March 31, 2012	616,666	$0.34
Stock options issued during the year	795,000	1.25
Vest during the year ended March 31, 2013	(256,666)	0.74
Non-vested at March 31, 2013	1,155,000	$0.34

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Line of Credit

The Company had a $400,000 revolving credit line with a local banking institution that it uses from time to time to satisfy short-term fluctuations in cash flows. At March 31, 2013 and 2012 the Company had $-0- outstanding on the line of credit. Subsequent to year end, the line of credit was closed.

Operating Lease

On February 12, 2012 the Company entered into a lease for office space in Houston, Texas. The lease term extends through January 31, 2014 at $1,463 per month.  Future lease obligations are as follows:

2014	$14,625
Total	$14,625

Royalties

The Company paid royalties of $736,414 and $768,647 for the years ended March 31, 2013 and 2012, respectively.  Future royalties are estimated to be $400,000 per year with negotiations in process.  Royalties are paid on certain company products, to which an outside contractor was used during development.  The royalties are paid on a quarterly basis.

NOTE 9 – SUBSEQUENT EVENTS

In accordance with ASC 855, management evaluated the subsequent events through the date the financial statements were issued and has no material events to report.

PROFIRE ENERGY, INC. AND SUBSIDIARY
Condensed Consolidated Balance Sheets

ASSETS

	December 31	March 31,
	2013	2013
	(Unaudited)
CURRENT ASSETS

Cash and cash equivalents	$5,732,530	$808,772
Accounts receivable, net	8,481,074	5,879,165
Inventories	6,963,230	3,463,614
Prepaid expenses	46,937	1,967

Total Current Assets	21,223,771	10,153,518

PROPERTY AND EQUIPMENT, net	2,543,551	2,232,355

TOTAL ASSETS	$23,767,322	$12,385,873

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable	$2,050,748	$1,499,330
Accrued liabilities	96,213	189,489
Deferred income tax liability	116,607	72,857
Income taxes payable	1,220,717	161,550

Total Current Liabilities	3,484,285	1,923,226

TOTAL LIABILITIES	3,484,285	1,923,226

STOCKHOLDERS' EQUITY
Preferred shares: $0.001 par value,10,000,000 shares authorized: no shares issued and outstanding	-	-
Common shares: $0.001 par value, 100,000,000 shares authorized: 47,836,428 and 45,250,000 shares issued and outstanding, respectively	47,837	45,250
Additional paid-in capital	5,912,516	585,735
Accumulated other comprehensive income/(loss)	(7,351)	371,466
Retained earnings	14,330,035	9,460,196

Total Stockholders' Equity	20,283,037	10,462,647

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$23,767,322	$12,385,873

The accompanying notes are a integral part of these condensed consolidated financials statements.

PROFIRE ENERGY, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Operations and Other Comprehensive Income (Loss)
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	December		December
	2013	2012	2013	2012
REVENUES
Sales of goods, net	$8,999,070	$3,176,627	$24,778,093	$10,724,586
Sales of services, net	531,767	364,434	1,276,780	873,341
Total Revenues	9,530,837	3,541,061	26,054,873	11,597,927

COST OF SALES
Cost of goods sold-product	3,894,002	1,050,966	10,169,122	4,329,037
Cost of goods sold-services	418,594	313,442	919,041	697,474
Total Cost of Goods Sold	4,312,596	1,364,408	11,088,163	5,026,511

GROSS PROFIT	5,218,241	2,176,653	14,966,710	6,571,416

OPERATING EXPENSES
General and administrative expenses	1,977,911	1,339,676	4,076,226	3,135,668
Research and development	139,691	38,472	390,710	148,865
Payroll expenses	946,878	1,144,024	2,712,947	1,845,679
Depreciation expense	78,685	116,678	205,610	227,604

Total Operating Expenses	3,143,165	2,638,850	7,385,493	5,357,816

INCOME FROM OPERATIONS	2,075,076	(462,197)	7,581,217	1,213,600

OTHER INCOME (EXPENSE)
Interest expense	-	(4,493)	(10,567)	(13,171)
Gain on disposal of fixed assets	-	-	1,617	-
Rental income	311	-	2,501	-
Interest income	1,544	13,074	9,910	21,389

Total Other Income (Expense)	1,855	8,581	3,461	8,218

NET INCOME BEFORE INCOME TAXES	2,076,931	(453,616)	7,584,678	1,221,818

INCOME TAX EXPENSE	870,625	(127,347)	2,714,839	337,222

NET INCOME	$1,206,306	$(326,269)	$4,869,839	$884,596

FOREIGN CURRENCY TRANSLATION GAIN (LOSS)	$(178,593)	$(449,470)	(378,817)	(229,852)

TOTAL COMPREHENSIVE INCOME	$1,027,713	$(775,739)	$4,491,022	$654,744

BASIC EARNINGS PER SHARE	$0.03	$(0.01)	$0.11	$0.02

FULLY DILUTED EARNINGS PER SHARE	$0.03	$(0.01)	$0.11	$0.02

BASIC WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	46,560,913	45,155,000	45,705,105	45,088,400

FULLY DILUTED WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	46,973,885	45,155,000	46,118,077	45,357,724

The accompanying notes are a integral part of these condensed consolidated financials statements.

PROFIRE ENERGY, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Nine Months Ended
	December 31
	2013	2012
OPERATING ACTIVITIES

Net Income	$4,869,839	$884,596
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	246,542	225,076
Gain on the disposal of fixed assets	(1,617)	-
Common stock issued for services	28,350	208,750
Bad debt expense	-	69,995
Stock options issued for services	849,531	148,648
Changes in operating assets and liabilities:
Changes in accounts receivable	(2,749,328)	(642,358)
Changes in inventories	(3,572,120)	(1,493,076)
Changes in prepaid expenses	(44,970)	8,231
Changes in accounts payable and accrued liabilities	519,060	1,031,985
Changes in income taxes payable	1,108,388	(132,932)

Net Cash Provided by Operating Activities	1,253,675	308,915

INVESTING ACTIVITIES

Proceeds from disposal of equipment	33,910	-
Purchase of fixed assets	(654,057)	(474,381)

Net Cash Used in Investing Activities	(620,147)	(474,381)

FINANCING ACTIVITIES
Stock issued	4,332,975	-
Stock issued in exercise of stock options	118,512	-

Net Cash Used in Financing Activities	4,451,487	-

Effect of exchange rate changes on cash	(161,257)	(264,802)

NET INCREASE IN CASH	4,923,758	(430,268)
CASH AT BEGINNING OF PERIOD	808,772	1,914,877

CASH AT END OF PERIOD	$5,732,530	$1,484,609

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$10,567	$13,171
Income taxes	$1,655,672	$513,245

The accompanying notes are a integral part of these condensed consolidated financials statements.

PROFIRE ENERGY, INC. AND SUBSIDIARY
Notes to the Condensed Consolidated Financial Statements
December 31, 2013 and March 31, 2013

NOTE 1 - CONDENSED FINANCIAL STATEMENTS

The accompanying financial statements have been prepared by the Company without audit.  In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at December 31, 2013 and for all periods presented have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Company's March 31, 2013 audited financial statements.  The results of operations for the periods ended December 31, 2013 and 2012 are not necessarily indicative of the operating results for the full years.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Reclassification
Certain balances in previously issued financial statements have been reclassified to be consistent with the current period presentation.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
For purposes of the statement of cash flows, cash and cash equivalents include cash and all debt securities with an original maturity of 90 days or less. As of December 31, 2013 and March 31, 2013, bank balances included $5,732,530 and $808,772, respectively, held by the Company’s banks.  Of the bank balances, $3,471,361and $0 was not guaranteed by the Province of Alberta, Canada and the FDIC.

Accounts Receivable
Receivables from the sale of goods and services are stated at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts.  The allowance is calculated based on past collectability and customer relationships.  The Company recorded an allowance for doubtful accounts of $124,869 and $133,974 as of December 31, 2013 and March 31, 2013, respectively.

PROFIRE ENERGY, INC. AND SUBSIDIARY
Notes to the Condensed Consolidated Financial Statements
December 31, 2013 and March 31, 2013

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Inventory
In accordance with ASC 330, the Company’s inventory is valued at the lower of cost (the purchase price, including additional fees) or market based on using the entire value of inventory.  Inventories are determined based on the average cost basis.  As of December 31, 2013 and March 31, 2013 inventory consisted of the following:

	December 30, 2013	March 31, 2013

Raw materials	$-	$-
Finished goods	7,051,138	3,553,140
Work in process	-	-
Subtotal	7,051,138	3,553,140
Reserve for obsolescence	(87,908)	(89,526)
Total	$6,963,230	3,463,614

Revenue Recognition
The Company records sales when a firm sales agreement is in place, delivery has occurred or services have been rendered, and collectability of the fixed or determinable sales price is reasonably assured.  If customer acceptance of products is not assured, the Company records sales only upon formal customer acceptance.

Income Taxes
The Company is subject to U.S. and Canadian income taxes, respectively, on its U.S. and Canadian income with a credit provided for foreign taxes paid.   The combined effective rates of income tax expense (benefit) in the U.S. and Canada are, respectively, 35% and 28% for the nine months ended December 31, 2013 and 2012, respectively.

Basic and Diluted Earnings Per Share
The computation of basic earnings per share of common stock is based on the weighted average number of shares outstanding during the periods presented. The computation of fully diluted earnings per share includes common stock equivalents outstanding at the balance sheet date. The Company had 629,350 and 530,000 stock options included in the fully diluted earnings per share as of December 31, 2013 and 2012, respectively.  The Company uses the treasury stock method to calculate the dilutive effects of stock options and warrants.

	For the Nine Months Ended December 31,
	2013	2012

Net income applicable to common shareholders	$4,869,839	$884,596
Weighted average shares outstanding	45,705,105	45,088,400
Weighted average fully diluted shares outstanding	46,118,077	45,357,724
Basic earnings per share	$0.11	$0.02
Fully diluted earnings per share	$0.11	$0.02

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Foreign Currency and Comprehensive Income
The Company’s functional currencies are the United States dollar (USD) and the Canadian dollar (CAD), the reporting currency is USD.  All transactions initiated in other currencies are translated into the reporting currency in accordance with ASC830-20, “Foreign Currency Matters – Foreign Currency Transactions”. The period-end exchange rates of 0.940531 and 0.982898 were used to convert the Company’s December 31, 2013 and March 31, 2013 balance sheets, respectively, and the statements of operations used weighted average rates of 0.64101 and 1.02760 for the nine months ended December 31, 2013 and 2012, respectively. All amounts in the financial statements and footnotes are presumed to be stated in USD, unless otherwise identified. Foreign currency translation gains or losses as a result of fluctuations in the exchange rates are reflected in the Statement of Operations and Other Comprehensive Income.

Recent Accounting Pronouncements
The Company has evaluated recent accounting pronouncements and their adoption has not had or is not expected to have a material impact on the Company’s financial position, or statements.

Stock-Based Compensation

The Company follows the provisions of ASC 718, “Share-Based Payment’s” which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.  The Company uses the Black-Scholes options pricing model for determining the fair value of stock-based compensation.

NOTE 3 – FAIR VALUE MEASUREMENT

The Company measures its cash equivalents and marketable securities at fair value. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. A three-tier fair value hierarchy is established as a basis for considering such assumptions and for inputs used in the valuation methodologies in measuring fair value:

Level 1 -	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 -
Include inputs that are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant inputs are observable in the market or can be derived from observable market data. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs including interest rate curves, foreign exchange rates, and credit ratings.

Level 3 -	Unobservable inputs that are supported by little or no market activities.

NOTE 3 – FAIR VALUE MEASUREMENT (CONTINUED)

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

NOTE 4 – SEGMENT INFORMATION

The Company operates in the United States and Canada. Segment information for these geographic areas is as follows:

	For the Three Months Ended December 31
Sales	2013	2012

Canada	$4,288,155	$2,386,091
United States	5,242,682	1,154,970
Total	$9,530,837	$3,541,061

Long-lived assists	December 31, 2013	March 31, 2013

Canada	$1,424,129	$1,583,613
United States	1,119,422	648,742
Total	$2,543,551	$2,232,355

NOTE 5 – COMMON STOCK PURCHASE OPTIONS

On October 28, 2009, the Company issued a total of 410,000 stock purchase options exercisable for the purchase of its common stock at $0.40 per share. The options were issued to key employees. The options vest 1/3 each year for 3 years. The Company estimates the fair value of each stock award at the grant date by using the Black-Scholes option pricing model. The following weighted average assumptions used for grants as of October 28, 2009: dividend yield of zero percent; expected volatility of 127%; risk-free interest rates of 1.35% and expected life of 3.0 years. The Company recognized $0 and $18,436 in expense for the fair value of the options vesting during the nine months ending December 31, 2013 and 2012, respectively.

On February 15, 2011, the Company issued a total of 600,000 stock purchase options exercisable for the purchase of its common stock at $0.30 per share. The options were issued to key employees. The options vest 1/5 each year for 5 years. The Company estimates the fair value of each stock award at the grant date by using the Black-Scholes option pricing model. The following weighted average assumptions used for grants as of February 15, 2011: dividend yield of zero percent; expected volatility of 254%; risk-free interest rates of 2.02% and expected life of 2.5 years. The Company recognized $30,897 and $30,897 in expense for the fair value of the options vesting during nine months ending December 31, 2013 and 2012, respectively.

NOTE 5 – COMMON STOCK PURCHASE OPTIONS (CONTINUED)

On March 6, 2012, the Company approved a grant of 820,000 stock purchase options exercisable for the purchase of its common stock at 85% of approval date fair market value. The options were issued to key employees. The options vest 1/5 each year for 5 years. The Company estimates the fair value of each stock award at the grant date by using the Black-Scholes option pricing model. The exercise price was determined as of September 27, 2012, the date the options were executed. The following weighted average assumptions used for grants as of September 27, 2012: dividend yield of zero percent; expected volatility of 191%; risk-free interest rates of 2.37% and expected life of 2.5 years. The Company recognized $216,948 and $1,729 in expense for the fair value of the options vesting during nine months ending December 31, 2013 and 2012, respectively.

On December 17, 2013, the Company changed the strike price per share, of the options approved March 6, 2012, to $1.75, reflecting 100% of the approval date value, as required under applicable tax law.  The Company accelerated the terms, to reflect the Board approval date, and recognized an extra $58,487 in expense during the three months ended December 31, 2013 and will recognize an additional $59,063 in expense during the three months ending March 31, 2013.

On April 18, 2013, the Company approved a grant of 1,183,000 stock purchase options exercisable for the purchase of its common stock at 85% of approval date fair market value. The options were issued to key employees. The options vest 1/5 each year for 5 years. The Company estimates the fair value of each stock award at the grant date by using the Black-Scholes option pricing model. The exercise price was determined as of August 21, 2013, the date the options were executed.  The following weighted average assumptions used for grants as of August 21, 2013: dividend yield of zero percent; expected volatility of 179%; risk-free interest rates of 1.64% and expected life of 2.5 years. The Company recognized $208,454 and $-0- in expense for the fair value of the options vesting during the nine months ended December 31, 2013 and 2012, respectively.

On December 17, 2013, the Company changed the strike price per share, of the options approved April 18, 2013, to $1.37, reflecting 100% of the approval date value, as required under applicable tax law.  The Company accelerated the terms, to reflect the Board approval date, and recognized an extra $66,398 in expense during the three months ended December 31, 2013 and will recognize an additional $68,553 in expense during the three months ending March 31, 2013.

On July 31, 2013, the Company approved a grant of 100,000 stock purchase options exercisable for the purchase of its common stock. The options were issued for director compensation. The options vest 1/2 upon execution and 1/2 after 1 year. The Company estimates the fair value of each stock award at the grant date by using the Black-Scholes option pricing model. The exercise price was determined as of July 31, 2013, the date the options were executed.  The following weighted average assumptions used for grants as of August 21, 2013: dividend yield of zero percent; expected volatility of 179%; risk-free interest rates of 1.64% and expected life of 2.5 years. The Company recognized $117,989 and $-0- in expense for the fair value of the options vesting during the nine months ended December 31, 2013 and 2012, respectively.

NOTE 5 – COMMON STOCK PURCHASE OPTIONS (CONTINUED)

On November 7, 2013, the Company approved a total of 200,000 stock purchase options exercisable for the purchase of its common stock at $3.85 per share. The options were issued to members of the Board of Directors. The options vest 1/2 upon execution and 1/2 after 1 year. The Company estimates the fair value of each stock award at the grant date by using the Black-Scholes option pricing model. The following weighted average assumptions used for grants as of November 7, 2013: dividend yield of zero percent; expected volatility of 175%; risk-free interest rates of 1.31% and expected life of 2.5 years. The Company recognized $274,399 and $-0- in expense for the fair value of the options vesting during 2013 and 2012, respectively.

A summary of the status of the Company’s stock option plans as of December 31, 2013 and 2012 and the changes during the nine months are presented below:

	2013	2012

Unexercised options, beginning of year	1,805,000	1,010,000
Stock options issued during the nine months ended December 31,	1,483,000	820,000
Stock options canceled	(5,000)	(25,000)
Stock options expired	-	-
Stock options exercised	(307,125)	-
Unexercised options, December 31	2,975,875	1,805,000

Exercisable options, December 31	629,375	650,000

The following table summarizes information about the stock options as of December 31, 2013:

Outstanding Options
		Wtd. Avg.
Range of		Remaining	Wtd. Avg.	Aggregate
Exercise		Contractual	Exercise	Intrinsic
Prices	Shares	Life (years)	Price	Value

$0.40	250,025	0.71	$0.40	$100,010
0.30	460,000	3.13	0.30	138,000
1.75	785,350	4.18	1.75	1,374,363
1.37	1,180,500	5.30	1.37	1,617,285
1.37	100,000	5.58	1.37	137,000
$3.85	200,000	5.85	3.85	770,000
	2,975,875	4.33	$1.39	$4,136,658

NOTE 5 – COMMON STOCK PURCHASE OPTIONS (CONTINUED)

The following table summarizes information about the exercisable stock options as of December 31, 2013:

Exercisable Options
		Wtd. Avg.
Range of		Remaining	Wtd. Avg.	Aggregate
Exercise		Contractual	Exercise	Intrinsic
Prices	Shares	Life (years)	Price	Value

$0.40	250,025	0.71	$0.40	$100,010
0.30	100,000	3.13	0.30	30,000
1.75	129,350	4.18	1.75	226,363
1.37	-	5.30	1.37	-
1.37	50,000	5.58	1.37	68,500
$3.85	100,000	5.85	3.85	385,000
	629,375	3.01	$1.29	$809,873

The following table summarizes information about non-vested options as of the nine months ended December 31, 2013:

	Options	Wtd. Avg. Grant Date Fair Value

Non-vested at March 31, 2013	1,155,000	$0.95
Stock options issued during the nine months	1,478,000	1.71
Vest during the nine months ended December 31, 2013	(286,500)	2.42
Non-vested at December 31, 2013	2,346,500	$1.42

NOTE 6 – STOCKHOLDERS’ EQUITY

On November 18, 2013, the Company completed an equity offering of 2,259,393 shares of restricted Common Stock and received proceeds of $4,332,975, which is net of $592,501 in underwriting discounts, commission and direct costs incurred and paid by the Company in connection with this equity offering.

NOTE 7 – SUBSEQUENT EVENTS

In accordance with ASC 855, the Company’s management has evaluated the subsequent events through the date the financial statements were issued and has found no subsequent events to report.

PROFIRE ENERGY, INC.

      SHARES OF COMMON STOCK

__________________________________

PROSPECTUS

__________________________________

Joint Book-Running Managers

Maxim Group LLC		Chardan Capital Markets, LLC

, 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following are the estimated expenses in connection with the distribution of the securities being registered:

Securities and Exchange Commission registration fee		$2,244.02

Legal fees	$

Accounting fees and expenses	$

Printing and other expenses	$

Total	$

All expenses, except the SEC fees, are estimates.

The selling stockholders will not bear any portion of the foregoing expenses, but will pay fees in connection with the sale of the common stock in those transactions completed to or through securities brokers and/or dealers in the form of markups, markdowns, or commissions.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Nevada General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our Articles of Incorporation provide for indemnification to the fullest extent permitted by Nevada law. Specifically, our Articles provide that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of an Article by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director or officer of the Company for acts or omissions prior to such repeal or modification.

We have entered into indemnification agreements with our executive officers and directors indemnifying such officers and directors, to the fullest extent permitted by law, in relation to any event or occurrence related to the fact that such officer or director is or was a director, officer, employee, agent or fiduciary of the Company, or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise by reason of any action or inaction on the part of such officer or director serving in any capacity set forth in this paragraph.  We also  maintains a policy of liability insurance for our officers and directors.

We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act of 1933 is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On November 12, 2013, we entered into a purchase agreement with various institutional and individual accredited investors to raise gross proceeds of approximately $4.7 million in a private placement of 2,172,405 shares of our common stock at a per share price of $2.18 (the “Private Placement”).

On November 18, 2013, we completed the Private Placement. We received net proceeds of approximately $4.2 million from the Private Placement, after paying placement agent fees and estimated offering expenses, which we will use to fund our growth initiatives and for working capital purposes.

Chardan Capital Markets and Maxim Group LLC (the “Placement Agents”) acted as co-Placement Agents for the Offering.  Profire paid 8% of the aggregate gross proceeds to the Placement Agents, to be split equally between them. In addition, Profire paid to the Placement Agents restricted stock equal to four percent of the number of securities sold in the Private Placement, to be split equally between them. In addition, The Special Equities Group, LLC, a division of Chardan Capital Markets used the cash proceeds it received to purchase additional shares of common stock of the Company.

The shares were issued without registration pursuant to Section 4(a)(2) of the Securities act of 1933 and Rule 506 promulgated pursuant thereto.

On March 28, 2013 we issued 95,000 shares of restricted common stock to an investment banking firm for investor relations and investment banking services provided to the Company during our second and third fiscal quarters. The shares were valued at $1.40 per share, which was the closing market price of our shares on the date we agreed to extend the term of our agreement with the investment banking firm. The shares were issued without registration pursuant to Section 4(a)(2) of the Securities Act of 1933.

On September 12, 2012 we issued 95,000 shares of restricted common stock to an investment banking firm for investor relations and investment banking services provided to the Company during our second and third fiscal quarters. The shares were valued at $118,751, which was the closing market price of our shares on the date we agreed to extend the term of our agreement with the investment banking firm. The shares were issued without registration pursuant to Section 4(2) of the Securities Act of 1933.

On September 27, 2012 our Board granted options to purchase an aggregate of 820,000 shares of our restricted common stock to 29 Company employees and consultants. The options were granted pursuant to the Profire Energy, Inc. 2010 Equity Incentive Plan (the “2010 Plan”.)  We granted stock options to 14 non-U.S. persons, each of whom was outside the U.S. at the time the grants were made and 16 persons located in the United States. The grants were made without registration pursuant to Regulation S of the Securities Act Rules, Section 4(2) under the Securities Act of 1933, as amended, and/or Rule 12h-1 of the Securities Exchange Act of 1934, as amended.

On June 25, 2012 we issued 60,000 shares of restricted common stock to an investment banking firm for investor relations and investment banking services provided to the Company during our first and second fiscal quarters. The shares were valued at $1.50, which was the closing market price of our shares on the date of our agreement with the investment banking firm. The shares were issued without registration pursuant to Section 4(2) of the Securities Act of 1933.

On February 15, 2011 our Board granted options to purchase an aggregate of 600,000 shares of our restricted common stock to three Company employees. The options were granted pursuant to the 2010 Plan.  As noted above, grants were made to three persons, each of whom was a non-U.S. person and was outside the U.S. at the time the grants were made. The grants were made without registration pursuant to Regulation S of the Securities Act Rules and/or Section 4(2) under the Securities Act of 1933.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)           See Exhibit Index

(b)           Financial Statement Schedules

All schedules have been omitted because the required information is not present in amounts sufficient to require submission of the schedules, or because the required information is included in the consolidated financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lindon, State of Utah, on June 19, 2014.

PROFIRE ENERGY, INC.

By:	/s/ Brenton W. Hatch
Brenton W. Hatch
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature to this registration statement appears below hereby constitutes and appoints Brenton W. Hatch as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this registration statement, and any and all instruments or documents filed as part of or in connection with this registration statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.  This Power of Attorney may be signed in several counterparts.

Signature	Title	Date

/s/ Brenton W. Hatch
Brenton W. Hatch	President, Chief Executive Officer and Director (Principal Executive Officer)	June 19, 2014

/s/ Andrew W. Limpert
Andrew W. Limpert	Chief Financial Officer and Director (Principal Accounting Officer)	June 19, 2014

/s/ Harold Albert
Harold Albert	Chief Operating Officer and Director	June 18, 2014

/s/ Daren J. Shaw
Daren J. Shaw	Director	June 19, 2014

/s/ Ronald R. Spoehel
Ronald R. Spoehel	Director	June 19, 2014

/s/ Arlen B. Crouch
Arlen B. Crouch	Director	June 19, 2014

/s/ Stephen E. Pirnat
Stephen E. Pirnat	Director	June 19, 2014

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

2.1
Acquisition Agreement among The Flooring Zone, Inc. and Profire Combustion, Inc. and the Stockholders of Profire Combustion, Inc. dated September 30, 2008 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 14, 2008 (File No. 000-52376)).

3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form SB-2 filed with the Commission on September 24, 2004) (File No. 000-52376)).

3.2
Articles of Amendment to the Articles of Incorporation of Profire Energy, Inc. (incorporated by reference to Exhibit 3.1 to Registrant’s Quarterly Report on Form 10-Q filed on February 13, 2009 (File No. 000-52376)).

3.3	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K filed December 23, 2013) (File No. 000-52376).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.02 to the Registrant’s Form 8-A12G filed December 27, 2006 (File No. 000-52376)).

5.1*	Opinion of Dorsey & Whitney LLP.

10.1
Securities Purchase Agreement, dated November 12, 2013 between the Registrant and the persons listed therein as purchasers (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report Current Report on Form 8-K filed November 18, 2013 (File No. 000-52376)).

10.2
Registration Rights Agreement dated November 18, 2013 between the Registrant and the persons listed in the Securities Purchase Agreement as purchasers (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report Current Report on Form 8-K filed November 18, 2013 (File No. 000-52376)).

10.3
Employment Agreement between the Registrant and Brenton W. Hatch dated June 28, 2013 (incorporated by reference to Exhibit 10.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013 (File No. 000-52376)).

10.4
Employment Agreement between the Registrant and Harold Albert dated June 28, 2013 (incorporated by reference to Exhibit 10.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013 (File No. 000-52376)).

10.5
Employment Agreement between the Registrant and Andrew W. Limpert dated June 28, 2013 (incorporated by reference to Exhibit 10.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013 (File No. 000-52376)).

10.6	Form of Indemnification Agreement between the Registrant and its directors (incorporated by reference to Exhibit 10.7 to the Registrant’s form S-1 filed on December 24, 2013 (File No. 333-193086)).

10.7	2003 Stock Incentive Plan (incorporated by reference to Exhibit 4.01 to the Registrant’s Form SB-2 filed September 24, 2004 (File No. 000-52376)).

10.8
Profire Energy, Inc. 2010 Equity Incentive Plan (incorporated by reference to the Registrant’s Revised Definitive Proxy Statement on Schedule 14A filed with the Commission on November 10, 2009). (File No. 000-52376)).

10.9	Lease Agreement, dated June 12, 2013, between the Registrant and Whitestone Industrial-Office, LLC.

10.10	Lease Agreement, dated May 16, 2014, between the Registrant and Paul Hall.

10.11	Lease Agreement, dated April 23, 2014, between the Registrant and Dennis Caka.

10.12
Consulting Agreement, dated March 24, 2014, between the Registrant on the one hand and Terra Industrial Corporation and Alan Johnson on the other. (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on March 25, 2014 (File No. 000-52376)).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013 (File No. 000-52376)).

23.1	Consent of Sadler, Gibb & Associates, LLC, Independent Registered Public Accounting Firm.

23.2*	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).

101
The following materials formatted in Extensible Business Reporting Language (XBRL): (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Operations and Other Comprehensive Income, (iii) the Consolidated Statements of Cash Flows and (iv) Notes to Consolidated Financial Statements.

101 INS	XBRL Instance Document**

101 SCH	XBRL Schema Document**

101 CAL	XBRL Calculation Linkbase Document**

101 DEF	XBRL Definition Linkbase Document**

101 LAB	XBRL Labels Linkbase Document**

101 PRE	XBRL Presentation Linkbase Document**

* To be filed by amendment.
**           The XBRL related information in Exhibit 101 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability of that section and shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.